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This prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933, as amended, but are not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-074086

         Subject To Completion, Dated February 9, 2005

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus Dated December 6, 2001)

$

CC Funding Trust I

         % Preferred Trust Securities
$50 Liquidation Amount per Preferred Trust Security

Fully and Unconditionally Guaranteed, as Described Herein, by

        This prospectus supplement relates to the remarketing of            % preferred trust securities ("preferred trust securities") issued by CC Funding Trust I (the "trust"), a Delaware statutory trust, in December 2001. The preferred trust securities were issued as a component of the FELINE PRIDES of Cinergy Corp. Each FELINE PRIDES initially consisted of a unit referred to as Income PRIDES that included (i) a purchase contract obligating the holder to purchase, for $50, shares of our common stock no later than February 16, 2005, and (ii) a preferred trust security with a stated liquidation amount of $50.

        The preferred trust securities represent undivided beneficial ownership interests in the assets of the trust, which consist solely of senior deferrable notes due 2007 that were issued by us to the trust. The trust makes distributions on the preferred trust securities on February 16, May 16, August 16 and November 16 of each year, subject to our right to defer payments on the senior deferrable notes as described in this prospectus supplement. The distributions on the preferred trust securities will accrue at a rate of            % per year from February 16, 2005. The first distribution date on the preferred trust securities after the remarketing is May 16, 2005. We will, on a senior unsecured basis, irrevocably guarantee payments on the preferred trust securities out of moneys held by the trust to the extent of available trust funds.

        The preferred trust securities are redeemable upon the payment in full of the senior deferrable notes, which will mature on February 16, 2007. In addition, the preferred trust securities are redeemable, at our option, in whole but not in part, upon the occurrence and continuation of a "Tax Event" under the circumstances and at the price described in this prospectus supplement. See "Description of the Preferred Trust Securities—Tax Event Redemption" and "Description of the Senior Deferrable Notes—Tax Event Redemption" in this prospectus supplement.

        You should read this prospectus supplement in conjunction with the accompanying prospectus, which is to be delivered by the remarketing agents to prospective purchasers along with this prospectus supplement in connection with the remarketing of the preferred trust securities.

        We will remarket the preferred trust securities in denominations of $50 and integral multiples of $50 in excess thereof.

        Prior to this offering, there has been no public market for the preferred trust securities. The preferred trust securities will not be listed on any exchange.

        Investing in the preferred trust securities involves risks. See "Risk Factors" beginning on page S-9 of this prospectus supplement.

Per Preferred Trust Security	Total
Price to the Public(1)%	$
Remarketing Fee to Remarketing Agents(2)%	$
Net Proceeds to Participating Holders of the Trust Preferred Securities %	$

(1)
Plus accrued interest from and including February 16, 2005 if settlement occurs after that date.

(2)
Reflects % of the net proceeds received from the preferred trust securities which are remarketed.

        Neither the Securities and Exchange Commission or SEC nor any state securities commission has approved or disapproved of these preferred trust securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The preferred trust securities will be ready for delivery in book-entry form through the facilities of The Depository Trust Company on or about February 16, 2005.

Remarketing Agents

Merrill Lynch & Co.	Goldman, Sachs & Co.
Calyon Securities (USA) Inc.	UBS Investment Bank

The date of this remarketing prospectus supplement is February     , 2005.
 "FELINE PRIDES," "Income PRIDES," and "Growth PRIDES" are service marks of Merrill Lynch & Co., Inc.

Table of Contents

Prospectus Supplement

Prospectus

        You should rely only on the information we have provided or incorporated by reference in this prospectus supplement and the accompanying prospectus. We and CC Funding Trust I have not authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and CC Funding Trust I are offering to sell these securities only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since these dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this remarketing. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this remarketing.

        If the description of this remarketing varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference into this prospectus supplement.

        Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement to (1) "CC Funding Trust I" or the "trust," are to CC Funding Trust I, a Delaware statutory trust and the issuer of the preferred trust securities, (2) "Cinergy Corp.," "Cinergy," "we," "us" and "our" or similar terms, are to Cinergy Corp. and its consolidated subsidiaries, (3) the "preferred trust securities," are to the preferred trust securities to be remarketed in the remarketing by the remarketing agents (4) the "senior deferrable notes," are to the senior deferrable notes issued to the trust by us in December 2001, (5) the "indenture," are to the indenture under which the senior deferrable notes were issued, and (6) the "guarantee," are to the guarantee of payment by us of distributions on the preferred trust securities to the extent there is cash available in the trust to make distributions therewith.

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights selected information contained in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference. It likely does not contain all of the information that may be important to you or that you should consider when making an investment decision.

        You should carefully read this entire prospectus summary and the accompanying prospectus, including the section of this prospectus supplement entitled "Risk Factors" and the information we have incorporated by reference, before making a decision to invest in the preferred trust securities.

Cinergy Corp.

General

        We are a registered holding company under the Public Utility Holding Company Act of 1935 and the parent company of The Cincinnati Gas & Electric Company (CG&E), PSI Energy, Inc. (PSI), Cinergy Services, Inc. (Services), and Cinergy Investments, Inc. (Investments).

        CG&E is a combination electric and gas public utility that provides service in the southwestern portion of Ohio and, through its principal subsidiary, The Union Light, Heat and Power Company, in neighboring areas in Kentucky. PSI is an electric utility that provides service in north central, central and southern Indiana. Services is a service company that provides our subsidiaries with a variety of centralized administrative, management, and support services. Investments holds most of our non-regulated, energy-related businesses and investments, including natural gas marketing and trading operations.

        Our principal executive offices are located at 139 East Fourth Street, Cincinnati, Ohio 45202; our telephone number is (513) 421-9500.

CC Funding Trust I

        CC Funding Trust I is a statutory trust that was created under the Delaware Statutory Trust Act and is governed by an amended and restated declaration of trust among the trustees of the trust and us. The declaration was qualified under the Trust Indenture Act of 1939, as amended. The assets of the trust consist solely of our senior deferrable notes due 2007. We hold all of the common securities of the trust.

        The principal offices of the trust are located at 139 East Fourth Street, Cincinnati, Ohio 45202; its telephone number is (513) 421-9500.

Recent Developments

  PUCO Decision on Rate Stabilization Plan for CG&E Customers

        On November 23, 2004 the Public Utilities Commission of Ohio ("PUCO") approved a rate stabilization plan for the Ohio electric customers of CG&E, substantially conforming to the further modified rate stabilization plan filed by CG&E with the PUCO in its October 2004 rehearing petition. Subject to certain limitations, the approved plan provides for rate increases and recovery of costs associated with environmental compliance, homeland security, taxes, fuel costs, emission allowances and power purchased to meet customer demand beginning in 2005 and 2006 for non-residential and residential customers, respectively.

  Common Stock Offering

        On December 15, 2004, we completed an offering of 6,100,000 shares of our common stock. We received net proceeds of $247,111,000 before certain expenses.

  Early Settlement

        On January 28, 2005, we issued 3,398,663 shares of our common stock in connection with the early settlement of 2,338,100 purchase contracts underlying our Income PRIDES by the holder of such Income PRIDES. Proceeds were $116,905,000.

The Remarketing

Issuer	CC Funding Trust I, which is referred to as the "trust."
Securities Remarketed
$ aggregate stated liquidation amount of % preferred trust securities, each with a stated liquidation amount of $50. The exact aggregate stated liquidation amount of preferred trust securities to be remarketed will be known on February 10, 2005. The preferred trust securities represent undivided beneficial ownership interests in the assets of the trust. Those assets consist solely of the senior deferrable notes described below.
Distributions
The trust will pay quarterly cumulative cash distributions on the preferred trust securities at a rate of % per year of the stated liquidation amount of $50 per preferred trust security from and including February 16, 2005. Distributions on the preferred trust securities are payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, subject to deferral as described below. The trust will pay distributions on the preferred trust securities on the dates payable to the extent it has funds available for the payment received from us on the senior deferrable notes.
Distribution Deferral
If no event of default under the senior deferrable notes has occurred and is continuing, we have the right at any time during the term of the senior deferrable notes to defer the payment of interest for a period not extending beyond February 16, 2007, the maturity date of the senior deferrable notes. We refer to any such period of deferral as an "extension period."

If we defer interest payments on the senior deferrable notes, the trust will defer distributions on the preferred trust securities. During any extension period, distributions on the preferred trust securities will continue to accumulate quarterly, at the rate of % per year of the stated liquidation amount of $50 per preferred trust security. In addition, the deferred distributions will themselves accumulate additional distributions, compounded quarterly at the deferred rate of % per year.
The Guarantee	We will fully and unconditionally guarantee the payment of all amounts due on the preferred trust securities to the extent the trust has funds available for payment of such amount.

We are also obligated to pay most of the trust's expenses and obligations (other than the trust's obligations to make payments on the preferred trust securities, which are covered only by the guarantee).

The guarantee does not cover payments if the trust does not have sufficient funds to make payments on the preferred trust securities. This means that if we do not make a payment on the senior deferrable notes, the trust will not have sufficient funds to make payments on the preferred trust securities, and the guarantee will not obligate us to make those payments on behalf of the trust. In addition, our obligations under the guarantee are unsecured and equal in right of payment to all our other existing and future unsecured senior indebtedness. See "Description of the Guarantee" in this prospectus supplement.

Senior Deferrable Notes
The trust holds senior deferrable notes received from us. The trust uses payments received on the senior deferrable notes to make corresponding payments on the preferred trust securities. We will guarantee the payments made on the preferred trust securities to the extent described above. Both the senior deferrable notes and the guarantee will rank equally with all of our existing and future unsecured and unsubordinated indebtedness.
Redemption
The preferred trust securities are redeemable upon the repayment in full of the senior deferrable notes, which will mature on February 16, 2007. Upon payment of the senior deferrable notes on that date, the trust will redeem the preferred trust securities at their aggregate stated liquidation amount plus any accumulated and unpaid distributions.

Prior to February 16, 2007, if the tax laws change or are interpreted in a way that adversely affects the tax treatment of the trust, we may elect to redeem the senior deferrable notes held by the trust. Upon such a redemption, the trust will redeem the preferred trust securities at their aggregate stated liquidation amount plus any accumulated and unpaid distributions.
Ranking
The preferred trust securities generally will rank on parity, and payments thereon will be made pro rata, with the common securities of the trust. However, upon the occurrence and during the continuance of an event of default under the indenture relating to the senior deferrable notes, which we refer to as an indenture event of default, the rights of the holders of the common trust securities to receive distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the preferred trust securities. The senior deferrable notes will be our unsecured obligations and will be equal in right of payment to all of our existing and future unsecured and unsubordinated indebtedness.
Liquidation Distribution upon Dissolution of the Trust
Upon any dissolution, winding-up or liquidation of the trust, the holders of the preferred trust securities will be entitled to receive, after satisfaction of the trust's liabilities to creditors, their pro rata share of the senior deferrable notes held by the trust.

In the event that the property trustee determines that the distribution of the senior deferrable notes would not be practical, upon such dissolution, winding-up or liquidation of the trust, the holders of the trust preferred securities will be entitled to receive, out of the assets of the trust after adequate provision for the satisfaction of liabilities of creditors, if any, an amount equal to the aggregate stated liquidation amount of the preferred trust securities plus accrued and unpaid distributions thereon to the date of payment. If this liquidation distribution can be paid only in part because the trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amount payable by the trust on the preferred trust securities shall be paid on a pro rata basis.

The Remarketing
The preferred trust securities were issued by the trust to us in December 2001 in connection with our issuance and sale to the public of our FELINE PRIDES, initially consisting of a unit referred to as Income PRIDES. Each Income PRIDES initially consisted of a purchase contract and a preferred trust security. In order to secure their obligations under the purchase contract, holders of the Income PRIDES pledged their preferred trust securities to us through a collateral agent. Pursuant to the terms of the FELINE PRIDES, the remarketing agents are remarketing the preferred trust securities on behalf of current holders of the preferred trust securities (other than those holders who have elected not to participate in the remarketing) in accordance with a remarketing agreement among us, the remarketing agents and The Bank of New York, as attorney-in-fact for holders of the FELINE PRIDES. See "Remarketing" in this prospectus supplement.

Under the terms and conditions contained in the remarketing agreement, the remarketing agents are using their reasonable efforts to remarket the preferred trust securities at a price of approximately 100.5% of the aggregate stated liquidation amount thereof (plus deferred and unpaid distributions, if any). In connection with the remarketing, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as reset agent, has reset the distribution rate on the preferred trust securities to equal % per year.
Use of Proceeds
The proceeds from the remarketing of the preferred trust securities are estimated to be $ , before payment of the remarketing agents' fee. The proceeds of the remarketing will be (i) with respect to proceeds from the sale of those preferred securities held as components of Income PRIDES, applied to satisfy in full the Income PRIDES holders' obligations to Cinergy to purchase common stock under the related purchase contracts, (ii) with respect to proceeds from the sale of separate preferred trust securities participating in the remarketing, remitted to the holders of those preferred trust securities and (iii) used to pay the remarketing agents' fees, which will be up to 25 basis points (0.25%) of the aggregate stated liquidation amount of the preferred trust securities remarketed plus deferred unpaid distributions, if any. Any proceeds remaining will be remitted for the benefit of holders of the preferred trust securities as of the close of business (5 p.m. EST) on February 15, 2005. See "Use of Proceeds" in this prospectus supplement.
Listing	The preferred trust securities will not be listed on any national securities exchange.
Risk Factors
Your investment in the preferred trust securities will involve risks. You should carefully consider the discussion of risks set forth in the section entitled "Risk Factors," beginning on page S-9 of this prospectus supplement, before deciding whether an investment in the preferred trust securities is suitable for you.

Form of the Preferred Trust Securities
The preferred trust securities are represented by one or more global securities that are deposited with and registered in the name of The Depository Trust Company, New York, New York ("DTC"). This means that you will not receive a certificate for your preferred trust securities and the preferred trust securities will not be registered in your name. Rather, your broker or other direct or indirect participant of DTC will maintain your position in the preferred trust securities. See "Description of the Preferred Trust Securities—Book-Entry Only Issuance" in this prospectus supplement.
United States Federal Income Taxation
Cinergy has treated and will continue to treat the senior deferrable notes as indebtedness for United States federal income tax purposes. As such, you will be required to include your allocable share of the stated interest on the senior deferrable notes in your income at the time the interest is paid or accrued in accordance with your regular method of tax accounting. The treatment of the senior deferrable notes, however, is not clear, and may be subject to possible alternative characterization. See "Material United States Federal Income Tax Considerations."

RISK FACTORS

        Your investment in the preferred trust securities involves a number of risks. You should carefully consider the following discussion of risk as well as other information contained and incorporated by reference into this prospectus supplement and the accompanying prospectus.

Other than under the guarantee, you will have limited enforcement rights with respect to the senior deferrable notes.

        Except as described below, you, as a holder of preferred trust securities, will not be able to exercise directly any rights with respect to the senior deferrable notes.

        The guarantee has been qualified as an indenture under the Trust Indenture Act. The guarantee trustee, The Bank of New York, acts as indenture trustee under the guarantee for the purposes of complying with the provisions of the Trust Indenture Act. The guarantee trustee holds the guarantee for your benefit if you hold any of the preferred trust securities.

        If you hold any of the preferred trust securities, we will guarantee you, generally on a senior unsecured basis, the payment of the following:

  •
  any accumulated and unpaid distributions that are required to be paid on the preferred trust securities, to the extent the trust has funds available for this purpose;

  •
  the redemption price, including all accumulated and unpaid distributions to the date of redemption, of preferred trust securities that we may have redeemed upon the occurrence of a tax event redemption, to the extent the trust has funds available for this purpose; and

  •
  upon a voluntary or involuntary dissolution of the trust, other than in connection with the distribution of senior deferrable notes to you, the lesser of (a) the aggregate stated liquidation amount and all accumulated and unpaid distributions on the preferred trust securities to the date of payment to the extent the trust has funds available for this purpose and (b) the amount of assets of the trust remaining available for distribution to holders of the preferred trust securities in liquidation of the trust.

        The holders of a majority in liquidation amount of the preferred trust securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee. Notwithstanding the above, but only under limited circumstances, holders of the preferred trust securities may institute a legal proceeding directly against us to enforce their rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

        If we were to default on our obligation to pay amounts payable on the senior deferrable notes or otherwise, the trust would lack funds for the payment of distributions or amounts payable on redemption of the preferred trust securities or otherwise, and, in that event, a holder of preferred trust securities would not be able to rely upon the guarantee for payment of these amounts. Instead, the holder would rely on the enforcement:

  •
  by the property trustee of its rights as registered holder of the senior deferrable notes against us pursuant to the terms of the indenture and the senior deferrable notes; or

  •
  by that holder of the property trustee's or that holder's own limited rights against us to enforce payments on the senior deferrable notes.

        The amended and restated declaration of trust provides that each holder of preferred trust securities, by its acceptance, agrees to the provisions of the guarantee and the indenture.

Holders of preferred trust securities will have limited voting rights.

        You will not be entitled to vote to appoint, remove, replace or change the number of the trustees of the trust, and generally will have no voting rights, except in the limited circumstances described in this prospectus supplement and the accompanying prospectus.

The secondary market for the preferred trust securities or, if we distribute them to you, the senior deferrable notes, may be illiquid.

        It is not possible to predict how the preferred trust securities will trade in the secondary market or whether the market will be liquid or illiquid. There is currently no secondary market for the preferred trust securities and we do not currently plan to list the preferred trust securities on any national securities exchange. There can be no assurance as to the liquidity of any market that may develop for the preferred trust securities, your ability to sell these securities or whether a trading market, if it develops, will continue.

        Likewise, if we distribute the senior deferrable notes to the holders of the preferred trust securities upon dissolution of the trust, we will not list the senior deferrable notes on any national securities exchange and we cannot assure you that a public market will develop for the senior deferrable notes. The senior deferrable notes would be subject to liquidity and volatility issues similar to those for the preferred trust securities outlined in the previous paragraph.

We may redeem the preferred trust securities upon the occurrence of a tax event.

        We have the option to redeem the senior deferrable notes, and, thus the preferred trust securities, on not less than 30 days' or more than 60 days' prior written notice, in whole but not in part, at any time before February 16, 2007, if a tax event occurs and continues under the circumstances described under "Description of Senior Deferrable Notes—Tax Event Redemption," in this prospectus supplement (a "tax event redemption"). If we exercise this option, we will redeem the senior deferrable notes at the redemption price plus accrued and unpaid interest (including deferred interest), if any. If we redeem all of the senior deferrable notes, the trust must redeem all of the preferred trust securities and pay the redemption price in cash to the holders of the preferred trust securities. A tax event redemption will be a taxable event to the holders of the preferred trust securities. In addition, if the trust preferred securities are redeemed, you may not be able to reinvest the money you receive upon redemption at a rate that is equal to or higher than the rate you received on the preferred trust securities.

We may defer interest payments on our senior deferrable notes.

        Distributions to you on the preferred trust securities may be deferred if we exercise our right to defer interest payments on our senior deferrable notes. As the senior deferrable notes are the only assets of the trust, if we defer those interest payments, the trust will not have enough funds to make distributions on the preferred trust securities. However, distributions will still accumulate quarterly at a rate of    % per year and the deferred distributions will themselves accumulate additional distributions, compounded quarterly, at the deferred rate of    % per year, to the extent permitted by law. In this case, even though you would not be receiving distributions on your preferred trust securities, you would be required to include the stated distribution, compounded quarterly, in gross income, as original issue discount, on a daily economic accrual basis, regardless of your method of accounting. As a result, you would recognize income for United States federal income tax purposes in advance of the receipt of cash attributable to such income and would not receive cash distributions on your preferred trust securities until we make an interest payment on the senior deferrable notes. See "Material United States Federal Income Tax Consequences" in this prospectus supplement.

        If we exercise our right to defer payments of interest on the senior deferrable notes and the distributions on the preferred trust securities are similarly deferred, the market price of the preferred trust securities is likely to decrease. If you sell your trust preferred securities during a deferral period, you may not receive the same return on your investment as a holder who continues to hold the securities. In addition, the mere existence of the right to defer interest payments and distributions may cause the market price of the preferred trust securities to be more volatile than the market price of other securities that are not subject to such deferrals. There is no limitation in the number of times that we may elect to defer interest payments.

Indebtedness and borrowings by our subsidiaries will be effectively senior to the preferred trust securities.

        We are a holding company. The senior deferrable notes that we have issued to the trust, and the guarantee are senior unsecured obligations of ours and will be effectively subordinated to any of our operating subsidiaries' secured and unsecured obligations. The indenture does not limit the amount of indebtedness that we can incur. See "Description of the Debt Securities" in the accompanying prospectus. At September 30, 2004, we had consolidated total indebtedness of $5.4 billion, of which $3.97 billion was at the subsidiary level.

        We conduct our operations through subsidiaries, which generate a substantial portion of our operating income and cash flow. As a result, distributions or advances from our subsidiaries are a major source of funds necessary to meet our debt service and other obligations. Contractual provisions, laws or regulations, as well as any subsidiary's financial condition and operation requirements, may limit our ability to obtain cash required to pay our debt service obligations, including payment of distributions on the senior deferrable notes. The senior deferrable notes will be structurally subordinated to all existing and future obligations of our subsidiaries, including claims with respect to trade payables. This means that holders of the preferred trust securities will have a junior position to the claims of creditors of our direct and indirect subsidiaries on the assets and earnings of such subsidiaries.

In the event a large number of holders of preferred trust securities who elected not to participate in the remarketing decide to sell such preferred trust securities, the price of your preferred trust securities may be adversely affected.

        Pursuant to the terms of the Income PRIDES and the preferred trust securities, holders of preferred trust securities may choose not to participate in the remarketing by taking certain actions. As of February 11, 2005, holders of            preferred trust securities, elected not to participate in the remarketing. In the event that a significant number of such holders decide to sell their preferred trust securities after the remarketing, the price of your preferred trust securities may be adversely affected and may decrease below the price paid by you.

DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. These types of statements are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on management's beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as "anticipate", "believe", "intend", "estimate", "expect", "continue", "should", "could", "may", "plan", "project", "predict", "will", and similar expressions.

        Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to:

  •
  Factors affecting operations, such as:

  •
  unanticipated weather conditions;

  •
  unscheduled generation outages;

  •
  unusual maintenance or repairs;

  •
  unanticipated changes in costs;

  •
  environmental incidents; and

  •
  electric transmission or gas pipeline system constraints.

  •
  Legislative and regulatory initiatives.

  •
  Additional competition in electric or gas markets and continued industry consolidation.

  •
  Financial or regulatory accounting principles including costs of compliance with existing and future environmental requirements.

  •
  Political, legal and economic conditions and developments in the countries in which we have a presence.

  •
  Changing market conditions and other factors related to physical energy and financial trading activities.

  •
  The performance of projects undertaken by our non-regulated businesses and the success of efforts to invest in and develop new opportunities.

  •
  Availability of, or cost of, capital.

  •
  Employee workforce factors.

  •
  Delays and other obstacles associated with mergers, acquisitions and investments in joint ventures.

  •
  Costs and effects of legal and administrative proceedings, settlements, investigations and claims.

        These and other factors are discussed in our reports filed with the SEC. We undertake no obligation to update forward-looking statements contained herein or in the documents incorporated by reference.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

        Set forth below is the ratio of earnings to fixed charges and preferred stock dividends for the nine months ended September 30, 2004 and for each year in the five year period ended December 31, 2003.

		Fiscal Year Ended December 31,
	Nine Months Ended September 30, 2004
		2003	2002	2001(1)	2000(1)	1999(2)
Ratio of Earnings to Fixed Charges	2.33	2.69	2.74	3.32	3.47	3.44
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	2.30	2.66	2.70	3.27	3.37	3.33

        For the purpose of computing the ratio of earnings to fixed charges, earnings consist of pretax income from continuing operations plus fixed charges. Fixed charges consist of:

  •
  interest expense;

  •
  preferred dividends of a subsidiary trust, which are deductible for tax purposes;

  •
  amortized premiums, discounts and capitalized expenses related to indebtedness; and

  •
  an estimate of the interest within rental expense.

(1)
Restated due to change in accounting principles.

(2)
Not restated.

USE OF PROCEEDS

        We are remarketing up to $316,250,000 aggregate stated liquidation amount of preferred trust securities on behalf of holders of Income PRIDES issued in December 2001 and holders of preferred trust securities held separately from Income PRIDES, if any, who elect to participate in the remarketing.

        The proceeds from the remarketing of the preferred trust securities are estimated to be $            , before payment of the remarketing agents' fee. The proceeds of the remarketing will be applied as follows. With respect to preferred trust securities that were components of Income PRIDES, an amount equal to the aggregate stated liquidation amount of these preferred trust securities will automatically be applied to satisfy in full the Income PRIDES holders' obligations to Cinergy to purchase common stock under the related purchase contracts. With respect to the remarketed preferred trust securities that are held separately from the Income PRIDES, the holders of which elected to participate in the remarketing, an amount equal to the aggregate stated liquidation amount of these preferred trust securities will automatically be remitted to the custodial agent for the benefit of the holders of such securities.

        Pursuant to the remarketing agreement, the remarketing agents will deduct as a remarketing fee an amount not exceeding 25 basis points (0.25%) of the aggregate stated liquidation amount plus deferred and unpaid distributions, if any, of the remarketed preferred trust securities from any proceeds in excess of the aggregate stated liquidation of the remarketed preferred trust securities. Any proceeds remaining will be remitted for the benefit of holders of the preferred trust securities as of the close of business (5 p.m. EST) on February 15, 2005.

DESCRIPTION OF THE PREFERRED TRUST SECURITIES

        The preferred trust securities were issued according to the terms of the amended and restated declaration of trust, which we refer to as the declaration. The declaration was qualified as an indenture under the Trust Indenture Act. The property trustee, The Bank of New York, acts as indenture trustee for the preferred trust securities under the declaration for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the preferred trust securities include those stated in the declaration and those made part of the declaration by the Trust Indenture Act. The following summary of provisions of the preferred trust securities and the declaration is not necessarily complete, and reference is made to the copy of the declaration including the definitions which is filed as an exhibit to the registration statement of which the accompanying prospectus forms a part. Whenever particular defined terms are referred to in this prospectus supplement, those defined terms are incorporated in this prospectus supplement by reference. The following description of the terms of the preferred trust securities supplements and, to the extent inconsistent with, replaces the description of the general terms of the preferred trust securities contained in the accompanying prospectus.

General

        The declaration authorizes the administrative trustees to issue on behalf of the trust, the preferred trust securities and the common trust securities, that we refer to collectively as the trust securities, which represent undivided beneficial ownership interests in the assets of the trust. We own directly or indirectly all of the common trust securities. The common trust securities rank on a parity, and related payments will be made on a proportionate basis, with the preferred trust securities. However, upon the occurrence and during the continuance of an event of default under the indenture relating to the senior deferrable notes, which we refer to as an indenture event of default, the rights of the holders of the common trust securities to receive distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the preferred trust securities. The declaration does not permit the issuance by the trust of any securities other than the trust securities or the incurrence of any indebtedness by the trust.

        Under the declaration, the property trustee owns the senior deferrable notes purchased by the trust for the benefit of the holders of the trust securities. The payment of distributions out of money held by the trust, and payments upon redemption of the preferred trust securities or liquidation of the trust, are guaranteed by us to the extent described under "Description of the Guarantee" in this prospectus supplement. The guarantee, when taken together with our obligations under the senior deferrable notes and the indenture and our obligations under the declaration, and our obligation to pay costs, expenses, debts and liabilities of the trust other than with respect to the preferred trust securities, provides a full and unconditional guarantee of amounts due on the preferred trust securities. The Bank of New York, the guarantee trustee, holds the guarantee for the benefit of the holders of the preferred trust securities. The guarantee does not cover payment of distributions when the trust does not have sufficient available funds to pay those distributions. In that case, except in the limited circumstances in which the holder may take direct action, the remedy of a holder of preferred trust securities is to vote to direct the property trustee to enforce the property trustee's rights under the senior deferrable notes.

Distributions

        As an owner of an undivided beneficial interest in the senior deferrable notes, you will be entitled to receive distributions on the preferred trust securities at a rate per year of            % of the stated liquidation amount of $50 per preferred trust security. The term distributions include any interest payable unless otherwise stated. The amount of the distribution payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

        Distributions on the preferred trust securities will be cumulative and will accrue from and including February 16, 2005 and will be payable quarterly in arrears on February 16, May 16, August 16, and November 16 of each year, when, as and if funds are available for payment. Distributions will be made by the property trustee, except as otherwise described below.

        The trust must pay distributions on the preferred trust securities on the dates payable to the extent that it has funds available in the property account for the payment of those distributions. The trust's funds available for distribution to you as a holder of the preferred trust securities will be limited to payments received from us on the senior deferrable notes and therefore the trust may defer payment of distributions on the preferred trust securities to the extent that we have deferred interest payments on the underlying senior deferrable notes. We guarantee the payment of distributions on the preferred trust securities out of moneys held by the trust to the extent specified under "Description of the Guarantee."

        Distributions on the preferred trust securities will be payable to holders, as they appear on the books and records of the trust on the relevant record dates. As long as the preferred trust securities remain in book-entry only form, the record dates will be one business day prior to the relevant payment dates. Distributions will be paid through the property trustee, who will hold amounts received in respect of the senior deferrable notes in the property account for your benefit. Subject to any applicable laws and regulations and the provisions of the declaration, each payment will be made as described under "—Book-entry only issuance—The Depository Trust Company," below. With respect to preferred trust securities not in book-entry form, the administrative trustees shall have the right to select relevant record dates, which shall be more than one business day but less than 60 business days prior to the relevant payment dates.

        If any date on which distributions on the preferred trust securities are to be made is not a business day, payment of the distributions payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of any delay, but if that business day is in the next succeeding calendar year, the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on that payment date.

Tax event redemption

        The senior deferrable notes are redeemable at our option, in whole but not in part, on not less than 30 days', nor more than 60 days', prior written notice, upon the occurrence and continuation of a tax event under the circumstances described under "Description of the Senior Deferrable Notes—Tax Event Redemption." If we redeem the senior deferrable notes upon the occurrence and continuation of a tax event, the proceeds from that repayment shall simultaneously be applied on a proportionate basis to redeem preferred trust securities having an aggregate stated liquidation amount equal to the aggregate principal amount of the senior deferrable notes so redeemed at a redemption price, per preferred trust security, equal to the redemption amount plus accrued but unpaid distributions, if any, to the date of that redemption. Those proceeds will be payable in cash to the holders of the preferred trust securities.

Redemption procedures

        If the trust gives a notice of redemption, which will be irrevocable, in respect of all of the preferred trust securities, then, by 12:00 noon, New York City time, on the redemption date, the trust will irrevocably deposit with the depositary funds sufficient to pay the redemption price, but only if we have paid to the property trustee a sufficient amount of cash in connection with the related redemption or maturity of the senior deferrable notes. The trust will give the depositary irrevocable instructions and authority to pay the redemption price to the holders of the preferred trust securities called for redemption.

        If notice of redemption has been given and funds deposited as required, then, immediately prior to the close of business on the date of the deposit, distributions will cease to accumulate and all rights of holders of those preferred trust securities called for redemption will cease, except for the right of the holders of those preferred trust securities to receive the redemption price without interest on the redemption price.

        If any date fixed for redemption of preferred trust securities is not a business day, then payment of the redemption price payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of any delay, except that if the business day falls in the next calendar year, the payment will be made on the immediately preceding business day.

Distribution of the senior deferrable notes

        If, at any time, an investment company event shall occur and be continuing, the trust shall be dissolved. As a result, senior deferrable notes with an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accumulated and unpaid distributions on, the trust securities would be distributed to the holders of the trust securities in liquidation of the holders' interests in the trust on a proportionate basis within 90 days following the occurrence of the investment company event. However, the dissolution and distribution shall be conditioned on us being unable to avoid the investment company event within a 90-day period either by taking some ministerial action or by pursuing some other similar reasonable measure that will have no adverse effect on the trust, us or the holders of the trust securities and will involve no material cost.

        An investment company event means that the trust has received an opinion from independent counsel experienced in practice under the Investment Company Act of 1940, referred to as the 1940 Act, that, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, which change in 1940 Act law becomes effective on or after the date of this prospectus supplement, there is more than an insubstantial risk that the trust is or will be considered an investment company that is required to be registered under the 1940 Act.

        We will have the right at any time to dissolve the trust and, after satisfaction, or reasonable provision for satisfaction, of liabilities of creditors of the trust as provided by applicable law, to cause the senior deferrable notes to be distributed to the holders of the trust securities. As of the date of any distribution of senior deferrable notes upon dissolution of the trust,

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  the preferred trust securities will no longer be deemed to be outstanding,

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  the depositary or its nominee, as the record holder of the preferred trust securities, will receive a registered global certificate or certificates representing the senior deferrable notes to be delivered upon the distribution, and

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  any certificates representing preferred trust securities not held by the depositary or its nominee will be deemed to represent senior deferrable notes having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accumulated and unpaid distributions on, those preferred trust securities until the certificates are presented to us or our agent for transfer or reissuance.

        We cannot predict the market prices for the senior deferrable notes that may be distributed in exchange for the preferred trust securities if a dissolution of the trust were to occur. Accordingly, the senior deferrable notes that an investor may receive if a dissolution of the trust were to occur may trade at a discount to the price that the investor paid to purchase the preferred trust securities in this remarketing.

Declaration events of default

        An indenture event of default constitutes an event of default under the declaration which we refer to as a declaration event of default. However, under the declaration, the holder of common trust securities will be deemed to have waived any declaration event of default with respect to the common trust securities until all declaration events of default with respect to the preferred trust securities have been cured, waived or otherwise eliminated. Until any declaration events of default with respect to the preferred trust securities have been so cured, waived or otherwise eliminated, the property trustee will be deemed to be acting solely on behalf of the holders of the preferred trust securities. Only the holders of the preferred trust securities will have the right to direct the property trustee with respect to particular matters under the declaration and, therefore, the indenture. If a declaration event of default with respect to the preferred trust securities is waived by holders of preferred trust securities, the waiver will also constitute the waiver of the declaration event of default with respect to the common trust securities without any further act, vote or consent of the holders of the common trust securities.

        If the property trustee fails to enforce its rights under the senior deferrable notes in respect of an indenture event of default after a holder of record of preferred trust securities has made a written request, that holder of record of preferred trust securities may, to the fullest extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee's rights under the senior deferrable notes without first proceeding against the property trustee or any other person or entity. Notwithstanding the above, if a declaration event of default has occurred and is continuing and that event is attributable to our failure to pay interest or principal on the senior deferrable notes on the date that interest or principal is otherwise payable, then you, as a holder of preferred trust securities, may directly institute a proceeding after the respective due date specified in the senior deferrable notes for enforcement of payment (a direct action) to you directly of the principal of or interest on the senior deferrable notes having a principal amount equal to the aggregate liquidation amount of your preferred trust securities. In connection with the direct action, we shall have the right under the indenture to set off any payment made to you. The holders of preferred trust securities will not be able to exercise directly any other remedy available to the holders of the senior deferrable notes.

        Upon the occurrence of a declaration event of default, the property trustee, as the sole holder of the senior deferrable notes, will have the right under the indenture to declare the principal of and interest on the senior deferrable notes to be immediately due and payable. We and the trust are each required to file annually with the property trustee an officers' certificate as to our compliance with all conditions and covenants under the declaration.

Book-entry only issuance—The Depository Trust Company

        The preferred trust securities will be held as one or more fully-registered global preferred trust securities certificates representing the total aggregate number of preferred trust securities. DTC will act as securities depositary for the preferred trust securities, and the preferred trust securities will be issued only as fully-registered securities registered in the name of Cede & Co., the depositary's nominee. However, under some circumstances, the administrative trustees with our consent may decide not to use the system of book-entry transfers through DTC with respect to the preferred trust securities. In that case, certificates for the preferred trust securities will be printed and delivered to the holders.

        The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the global preferred trust securities as represented by a global certificate.

        Purchases of preferred trust securities within the depositary's system must be made by or through direct participants, which will receive a credit for the preferred trust securities on the depositary's records. The beneficial ownership interest of each actual purchaser of each preferred trust security is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from the depositary of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased preferred trust securities. Transfers of ownership interests in the preferred trust securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the preferred trust securities, except if use of the book-entry system for the preferred trust securities is discontinued.

        The depositary has no knowledge of the actual beneficial owners of the preferred trust securities. The depositary's records reflect only the identity of the direct participants to whose accounts those preferred trust securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

        So long as the depositary or its nominee is the registered owner or holder of a global certificate, the depositary or the nominee will be considered the sole owner or holder of the preferred trust securities represented for all purposes under the declaration and the preferred trust securities. No beneficial owner of an interest in a global certificate will be able to transfer that interest except in accordance with the applicable depositary procedures, in addition to those provided for under the declaration.

        The depositary has advised us that it will take any action permitted to be taken by a holder of preferred trust securities, including the presentation of preferred trust securities for exchange, only at the direction of one or more participants to whose account the depositary's interests in the global certificates are credited and only in respect of the portion of the stated liquidation amount of preferred trust securities as to which such participant or participants has or have given such directions. However, if there is a declaration event of default under the preferred trust securities, the depositary will exchange the global certificates for certificated securities, which it will distribute to its participants.

        Conveyance of notices and other communications by the depositary to direct participants and indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in force from time to time.

        Although voting with respect to the preferred trust securities is limited, in those cases where a vote is required, neither the depositary nor Cede & Co. will itself consent or vote with respect to preferred trust securities. Under its usual procedures, the depositary would mail an omnibus proxy to the trust as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the preferred trust securities are credited on the record date.

        Distribution payments on the preferred trust securities issued in the form of one or more global certificates will be made to the depositary in immediately available funds. The depositary's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on the depositary's records unless the depositary has reason to believe that it will not receive payments on that payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name. Those payments will be the responsibility of the participant and not of the depositary, the trust or us, subject to any statutory or regulatory requirements to the contrary that may be in force from time to time. Payment of distributions to the depositary is the responsibility of the trust, disbursement of such payments to direct participants is the responsibility of the depositary, and disbursement of those payments to the beneficial owners is the responsibility of direct and indirect participants.

        Except as provided here, a beneficial owner in a global preferred trust security certificate will not be entitled to receive physical delivery of preferred trust securities. Accordingly, each beneficial owner must rely on the procedures of the depositary to exercise any rights under the preferred trust securities.

        Although the depositary has agreed to the above procedure to facilitate transfer of interests in the global certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures and these procedures may be discontinued at any time. Neither us, nor the trust or any trustee will have any responsibility for the performance by the depositary or its participants or indirect participants under the rules and procedures governing the depositary. The depositary may discontinue providing its services as securities depositary with respect to the preferred trust securities at any time by giving reasonable notice to the trust. Under these circumstances, if a successor securities depositary is not obtained, preferred trust securities certificates are required to be printed and delivered to holders. Additionally, the administrative trustees, with our consent, may decide to discontinue use of the system of book-entry transfers through the depositary or any successor depositary, with respect to the preferred trust securities. In that case, certificates for the preferred trust securities will be printed and delivered to holders. In each of the above circumstances, we will appoint a paying agent with respect to the preferred trust securities. The information in this section concerning the depositary and the depositary's book-entry system has been obtained from sources that we and the trust believe to be reliable, but neither we nor the trust take responsibility for its accuracy.

Registrar, transfer agent and paying agent

        Payments in respect of the preferred trust securities represented by the global certificates shall be made to the depositary. The depositary shall credit the relevant accounts at the depositary on the applicable distribution dates. In the case of certificated securities, those payments will be made by check mailed to the address of the holder entitled to it as that address appears on the register. The paying agent shall be permitted to resign as paying agent upon 30 days' prior written notice to the trustees. If The Bank of New York will no longer be the paying agent, the administrative trustees shall appoint a successor to act as paying agent, which will be a bank or trust company.

        The property trustee will act as registrar, transfer agent and paying agent for the preferred trust securities.

        Registration of transfers of preferred trust securities will be made without charge by or on behalf of the trust. However, payment shall be made and any indemnity as the trust or we may require shall be given in respect of any tax or other government charge which may be imposed in relation to it.

Miscellaneous

        The administrative trustees are authorized and directed to operate the trust in a way that the trust will not be required to register as an "investment company" under the 1940 Act or be characterized as other than a grantor trust for United States federal income tax purposes. We are authorized and directed to conduct our affairs so that the senior deferrable notes will be treated as our indebtedness for United States federal income tax purposes. In this connection, we and the administrative trustees are authorized to take any action not inconsistent with applicable law, the declaration, the certificate of trust of the trust or our certificate of incorporation, that we and the administrative trustees determine in our discretion to be necessary or desirable to achieve that end, as long as that action does not adversely affect the interests of the holders of the preferred trust securities or vary their terms.

DESCRIPTION OF THE SENIOR DEFERRABLE NOTES

        The following description is a summary of the terms of the senior deferrable notes. It supplements the description of the debt securities in the accompanying prospectus and, to the extent it is inconsistent with the prospectus, replaces the description in the prospectus. The senior deferrable notes were issued under an indenture dated as of September 12, 2001, as supplemented by the second supplemental indenture dated as of December 18, 2001, between us and The Bank of New York (successor in interest to the Fifth Third Bank), as indenture trustee. The descriptions in this prospectus supplement and the accompanying prospectus contain a description of the material terms of the senior deferrable notes and the indenture but do not purport to be complete, and reference is hereby made to the indenture, the second supplemental indenture, and the form of senior deferrable note that are filed as exhibits or incorporated by reference to the registration statement and to the Trust Indenture Act.

General

        The senior deferrable notes are our direct, unsecured obligations and rank without preference or priority among themselves and equally with all of our existing and future unsecured and unsubordinated indebtedness.

        The senior deferrable notes are not subject to a sinking fund provision. Unless a tax event redemption occurs, the entire principal amount of the senior deferrable notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on February 16, 2007.

        We will have the right at any time, subject to certain conditions, to dissolve the trust and cause the senior deferrable notes to be distributed to the holders of the trust securities. If the trust is dissolved (other than as a result of a tax event redemption), you will receive your pro rata share of the senior deferrable notes held by the trust (after any creditors of the trust have been paid).

        If the senior deferrable notes are distributed to the holders of the trust securities in liquidation of such holders' interests in the trust, the senior deferrable notes will initially be issued in the form of one or more global certificates deposited with the depositary. Under certain limited circumstances, the senior deferrable notes may be issued in certificated form in exchange for the global certificates. In the event that the senior deferrable notes are issued in certificated form, the senior deferrable notes will be in denominations of $50 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on senior deferrable notes issued as global certificates will be made to the depositary, a successor depositary or, in the event that no depositary is used, to a paying agent for the senior deferrable notes. In the event the senior deferrable notes are issued in certificated form, principal and interest will be payable, the transfer of the senior deferrable notes will be registered and the senior deferrable notes will be exchangeable for senior deferrable notes of other denominations of a like aggregate principal amount at the corporate trust office or agency of the indenture trustee in New York, New York, provided that at our option, payment of interest may be made by check. Notwithstanding the foregoing, so long as the holder of any senior deferrable notes is the property trustee, we will make payment of principal and interest on the senior deferrable notes held by the property trustee at such place and to such account as may be designated by the property trustee.

        The indenture does not contain provisions that afford holders of the senior deferrable notes protection in the event we are involved in a highly leveraged transaction or other similar transaction that may adversely affect such holders. We and the trust will treat the senior deferrable notes as our indebtedness for all United States tax purposes. There is, however, no statutory, administrative or judicial authority that directly addresses this treatment.

Interest

        Each senior deferrable note bears interest at the rate of            % per year from and including February 16, 2005, payable quarterly in arrears on February 16, May 16, August 16, and November 16 of each year, each, an "interest payment date," subject to the deferral provisions described below, to the person in whose name such senior deferrable note is registered, subject to certain exceptions, at the close of business on the business day preceding such interest payment date. In the event the senior deferrable notes do not remain in book-entry only form, the record date will be fifteen business days prior to each interest payment date.

        The amount of interest payable on the senior deferrable notes for any period will be computed (1) for any full quarterly period on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the senior deferrable notes is not a business day, then payment of the interest payable on such date will be made on the next day that is a business day (and without any interest or other payment in respect of any such delay), except that, if such business day is in the next calendar year, then such payment will be made on the preceding business day.

Option to defer interest payments on the senior deferrable notes

        So long as no event of default has occurred and is continuing, we have the right under the indenture at any time during the term of the senior deferrable notes to defer the payment of interest for a period not extending beyond the maturity date of the senior deferrable notes. We refer to any such period of deferral as an "extension period." During such extension period, the trust will no longer have sufficient funds to make quarterly distribution payments on the preferred trust securities, but such distribution payments will continue to accrue. At the end of an extension period, we must pay all interest then accrued and unpaid, (together with accrued interest at a rate of            % per year compounded on each succeeding interest payment date) to the trust. At the end of an extension period, the trust will make all unpaid distributions (together with accrued distribution payments at a rate of            % per year compounded on each succeeding payment date) to holders of the preferred trust securities.

        During any extension period, we may not take any of the prohibited actions described under "—Covenants of Cinergy on the senior deferrable notes" in this prospectus supplement. Prior to the expiration of any extension period, we may further extend the extension period but not beyond the maturity date of the senior deferrable notes. Upon the termination of any extension period and the payment of all amounts then due on any interest payment date, we may elect to begin a new extension period, subject to the same requirements as described above. No interest will be due and payable during an extension period except that at the end of such period we at our option may prepay on any interest payment date all or any portion of the interest accrued during the elapsed portion of the extension period. We must give the indenture trustee written notice of our election of any extension period (or our further extension) at least five business days prior to the earlier of:

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  the date the interest on the senior deferrable notes would have been payable except for the election to begin or extend the extension period;

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  the date the indenture trustee is required to give notice to any securities exchange or to holders of the senior deferrable notes of the record date or the date the interest is payable; and

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  the record date.

        The indenture trustee must give notice of our election to begin a new extension period or continue an extension period to the holders of the senior deferrable notes. There is no limitation on the number of times that we may elect to begin an extension period.

Covenants of Cinergy Corp. on the senior deferrable notes

        We will covenant that during an extension period or during the continuance of an event of default, we will not:

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  declare or pay any dividends or distributions on our capital stock;

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  redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock;

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  make any distribution on any preferred trust security which ranks pari passu with the preferred trust securities or pay interest on senior deferrable debt with similar deferral provisions to the senior deferrable notes; or

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  make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank subordinate in right of payment to the senior deferrable notes or make any guarantee payments with respect to any guarantee by us of the debt of any subsidiary of ours if such guarantee ranks subordinate in right of payment to the senior deferrable notes.

        However, even during such circumstances, we may:

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  purchase or acquire our capital stock in connection with the satisfaction by us of our obligations under any employee or director compensation or benefit plans, under our direct stock purchase and dividend reinvestment plan, or pursuant to any contract or security outstanding on the first day of any such event requiring us to purchase our capital stock;

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  reclassify our capital stock or exchange or convert one class or series of our capital stock for another class or series of our capital stock;

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  purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

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  declare or pay dividends or distributions in our capital stock;

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  redeem or repurchase any rights pursuant to a rights agreement; and

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  make payments under the guarantee related to the preferred trust securities.

Tax event redemption

        If a tax event shall occur and is continuing, we may, at our option, redeem senior deferrable notes in whole but not in part. The redemption price shall equal, for each senior deferrable note, the redemption amount plus accrued and unpaid interest, including compound interest and expenses and taxes of the trust, if any, to the date of redemption. If, following the occurrence of a tax event, we exercise our option to redeem the senior deferrable notes, then the proceeds of that redemption will be applied to redeem trust securities having a liquidation amount equal to the principal amount of senior deferrable notes to be paid, in accordance with their terms, at the redemption price. The redemption price will be payable in cash to the holders of the trust securities. Upon a tax redemption, a holder of a preferred trust security will directly receive the redemption amount plus deferred and unpaid distributions, including compounded interest and expenses and taxes of the trust, if any, to the date of redemption.

        Tax event means the receipt by the trust of an opinion of a nationally recognized independent tax counsel experienced in such matters that, as a result of,

          (a)   any amendment to, or change, including any announced prospective change in, the laws or any regulations of the United States or any political subdivision or taxing authority or which affects taxation,

          (b)   any amendment to or change in an interpretation or application of these laws or regulations by any legislative body, court, governmental agency or regulatory authority, or

          (c)   any interpretation or pronouncement that provides for a position with respect to these laws or regulations that differs from the generally accepted position on the date the trust securities are issued, which amendment or change is effective or which interpretation or pronouncement is announced on or after the date of issuance of the trust securities under the declaration, there is more than an insubstantial risk that,

          (a)   interest payable by us on the senior deferrable notes would not be deductible, in whole or in, part, by us for United States federal income tax purposes

          (b)   the income of the trust received or accrued on the senior deferrable notes would be subject to more than a de minimis amount of other taxes, duties or other governmental charges or

          (c)   the trust would be subject to more than a de minimis amount of taxes, duties or other governmental charges.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of senior deferrable notes to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date interest shall cease to accrue on the redeemed senior deferrable notes.

Agreement by Purchasers to Certain Tax Treatment

        Each preferred trust security provides that, by acceptance of the preferred trust security or a beneficial interest therein, you intend that the preferred trust security constitutes debt and you agree to treat it as debt for United States federal, state and local tax purposes.

Additional indenture provisions applicable to the senior deferrable notes

        As long as the senior deferrable notes are held by the trust, it will be an event of default with respect to the senior deferrable notes if the trust voluntarily or involuntarily dissolves, winds up its business or otherwise terminates its existence except in connection with (1) the distribution of the senior deferrable notes to holders of preferred trust securities and common trust securities in liquidation of their interests in the trust, (2) the redemption of all of the outstanding preferred trust securities and common trust securities, or (3) certain mergers, consolidations or amalgamations, each as permitted by the declaration.

        We will covenant that, so long as any trust securities remain outstanding, if an indenture event of default occurs and written notice of such event has been given to us, then we may not:

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  declare or pay any dividends or distributions on our capital stock;

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  redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock;

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  make any distribution on any trust preferred security which ranks pari passu with the preferred trust securities or pay interest on senior deferrable debt with similar deferral provisions to the senior deferrable notes; or

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  make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank subordinate in right of payment to, the senior deferrable notes or make guarantee payments with respect to any guarantee by us of the debt of any subsidiary of ours if such guarantee ranks subordinate in right of payment to, the senior deferrable notes

    (other than to (a) purchase or acquire our capital stock in connection with the satisfaction by us of our obligations under any employee or director compensation or benefit plans, under our direct stock purchase and dividend reinvestment plan, or pursuant to any contract or security outstanding on the first day of any such event requiring us to purchase our capital stock; (b) reclassify our capital stock or exchange or convert one class or series of our capital stock for another class or series of our capital stock; (c) purchase fractional interests in shares of our capital stock or the security being converted or exchanged; (d) declare or pay dividends or distributions in our capital stock; (e) redeem or repurchase any rights pursuant to a rights agreement; and (f) make payments under the guarantee related to the preferred trust securities).

Book-entry issuance

        If distributed to holders of preferred trust securities in connection with the involuntary or voluntary dissolution of the trust, the senior deferrable notes will be issued as one or more global certificates registered in the name of DTC or its nominee. The senior deferrable notes will be issued only as fully registered securities registered in the name of Cede & Co., DTC's nominee. The senior deferrable notes will be issued in accordance with the procedures set forth in this prospectus supplement under "Description of Preferred Trust Securities—Book-entry only issuance—The Depository Trust Company."

DESCRIPTION OF THE GUARANTEE

        The following description is a summary of the terms of the guarantee agreement executed by us for the benefit of the holders of the preferred trust securities. It supplements the description of the guarantee in the accompanying prospectus and, to the extent it is inconsistent, replaces the description in the accompanying prospectus. The terms of the guarantee will be those set forth in the guarantee agreement and those made part of the guarantee agreement by the Trust Indenture Act. The descriptions contained in this prospectus supplement and the accompanying prospectus do not purport to be complete, and reference is hereby made to the form of guarantee agreement (including definitions of certain terms used therein) that has been filed as an exhibit to the registration statement.

General

        To the extent described below, we will agree to pay the following amounts in full if they are not paid by the trust:

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  any accumulated and unpaid distributions on the preferred trust securities to the extent it has made corresponding payments on the senior deferrable notes to the property trustee;

  •
  the redemption price for any preferred trust securities called for redemption by the trust, including all accumulated and unpaid distributions to the date of redemption, to the extent it has made corresponding payments on the senior deferrable notes to the property trustee; and

  •
  payments upon the dissolution, winding-up or termination of the trust equal to the lesser of:

  •
  the liquidation amount plus all accumulated and unpaid distributions on the preferred trust securities to the extent the trust has funds legally available for those payments; and

  •
  the amount of assets of the trust remaining legally available for distribution to the holders of the preferred trust securities in liquidation of the trust.

        We will not be required to make these liquidation payments if:

  •
  the trust distributes the senior deferrable notes to the holders of the preferred trust securities in exchange for their preferred trust securities; or

  •
  the trust redeems the preferred trust securities in full upon the maturity or payment of the senior deferrable notes.

        The guarantee is a guarantee from the time of issuance of the preferred trust securities. We will be obligated to make guarantee payments when due, regardless of any defense, right of set-off or counterclaim that the trust may have or assert. We may satisfy our obligations to make guarantee payments either by making payments directly to holders of the trust preferred securities or to the guarantee trustee for remittance to the holders or by causing the trust to make the payments to them.

        The guarantee only covers distributions and other payments on the preferred trust securities if and to the extent we have made corresponding payments on the senior deferrable notes to the property trustee. If we do not make those corresponding payments:

  •
  the property trustee will not make distributions on the preferred trust securities;

  •
  the trust will not have funds available for payments on the preferred trust securities; and

  •
  we will not be obligated to make guarantee payments.

Covenants of Cinergy Corp.

        Under the guarantee, we will agree that, as long as any preferred trust securities issued by the trust are outstanding, we will not make the payments and distributions described below if:

  •
  we are in default on our guarantee payments or other payment obligations under the guarantee;

  •
  any declaration event of default has occurred and is continuing; or

  •
  we have elected to defer payments of interest on the senior deferrable notes and that deferral period is continuing.

        In these circumstances, we will agree that we will not

  •
  declare or pay any dividends or distributions on our capital stock;

  •
  redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock;

  •
  make any distribution on any trust preferred security which ranks pari passu with the preferred trust securities or pay interest on senior deferrable debt with similar deferral provisions to the senior deferrable notes; or

  •
  make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank subordinate in right of payment to the senior deferrable notes or make any guarantee payments with respect to any guarantee by us of the debt of any subsidiary of ours if such guarantee ranks subordinate in right of payment to the senior deferrable notes.

        However, even during such circumstances, we may:

  •
  purchase or acquire our capital stock in connection with the satisfaction by us of our obligations under any employee or director compensation or benefit plans, under our direct stock purchase and dividend reinvestment plan or pursuant to any contract or security outstanding on the first day of any such event requiring us to purchase our capital stock;

  •
  reclassify our capital stock or exchange or convert one class or series of our capital stock for another class or series of our capital stock;

  •
  purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

  •
  declare or pay dividends or distributions in our capital stock;

  •
  redeem or repurchase any rights pursuant to a rights agreement; and

  •
  make payments under the guarantee related to the preferred trust securities.

        In addition, as long as preferred trust securities issued by the trust are outstanding, we will agree that we will:

  •
  remain the sole direct or indirect owner of all the outstanding common trust securities, except as permitted by the trust agreement;

  •
  permit the common trust securities to be transferred only as permitted by the trust agreement; and

  •
  use reasonable efforts to cause the trust to continue to be treated as a grantor trust for United States federal tax purposes, except in connection with a distribution of senior deferrable notes to the holders of preferred trust securities as provided in the declaration, in which case the trust would be dissolved.

Status of the Guarantee

        Our obligation to make guarantee payments will be:

  •
  unsecured;

  •
  equal in right of payment to our unsecured senior liabilities or unsecured senior guarantees entered into relating to our unsecured senior liabilities;

  •
  senior in right of payment to our subordinated liabilities or subordinated guarantees entered into relating to our subordinated liabilities;

  •
  equal in rank to any securities or guarantees that are expressly made equal by their terms; and

  •
  senior to our share capital.

        By your acceptance of the preferred trust securities, you agree to any terms of the guarantee.

        The guarantee will constitute a guarantee of payment and not merely of collection. This means that the guarantee trustee may institute a legal proceeding directly against us to enforce the payment rights under the guarantee without first instituting a legal proceeding against any other person or entity.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following discussion describes the material United States federal income tax consequences of the ownership and disposition of the preferred trust securities acquired by holders of the preferred trust securities in the remarketing and held by such holders as capital assets. This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are subject to special rules, such as those applicable to:

  •
  certain financial institutions;

  •
  insurance companies;

  •
  dealers and certain traders in securities;

  •
  persons holding the preferred trust securities as part of a "straddle," "hedge," "conversion" or similar transaction;

  •
  United States Holders (as defined below) whose functional currency is not the United States dollar;

  •
  certain former citizens or residents of the United States;

  •
  partnerships or other entities classified as partnerships for United States federal income tax purposes; and

  •
  persons subject to the alternative minimum tax.

        This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. You are urged to consult your tax adviser with regard to the application of the United States federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

        If a partnership (including an entity classified as a partnership for United States federal income tax purposes) holds the preferred trust securities, the tax treatment of the partnership and each partner will generally depend upon the status of the partner and the activities of the partnership and the partner. Partnerships acquiring preferred trust securities, and partners in such partnerships, should consult their tax advisers with respect to the United States federal income tax consequences of the purchase, ownership and disposition of the preferred trust securities.

Preferred Trust Securities

        Consistent with the opinion received from our counsel at the time of the formation of the trust, we have treated and will continue to treat the trust as a grantor trust for United States federal income tax purposes. As a result of acquiring the preferred trust securities, you agree to and will be treated as owning an undivided beneficial interest in the senior deferrable notes held by the trust. Accordingly, you will be required to include in your gross income your pro rata share of all items of the income arising from the senior deferrable notes, as described below. Because income from the senior deferrable notes will constitute interest for United States federal income tax purposes (as described below), corporate holders will not be entitled to a dividends-received deduction in respect of their income from the preferred trust securities, and individual holders will not be entitled to a reduced rate of taxation applicable to certain dividends in respect of their income from the preferred trust securities.

Classification of the Senior Deferrable Notes

        Consistent with the opinion received from our counsel at the time of the issuance of the senior deferrable notes, we have treated and will continue to treat the senior deferrable notes as indebtedness for United States federal income tax purposes. By accepting a beneficial ownership interest in the senior deferrable notes as a result of acquiring preferred trust securities in the remarketing, you will be deemed to have agreed with Cinergy and the trust to treat the senior deferrable notes as indebtedness for United States federal income tax purposes. No assurance can be given, however, that such position will not be challenged by the Internal Revenue Service ("IRS") or, if so challenged, that the challenge would not be successful.

Tax Consequences to United States Holders

        As used herein, the term "United States Holder" means a beneficial owner of a preferred trust security that is for United States federal income tax purposes:

  •
  a citizen or resident of the United States;

  •
  a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia; or

  •
  an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

        The term "United States Holder" also includes certain former citizens and residents of the United States.

Interest Income and Original Issue Discount

        The following discussion is a summary of certain United States federal income tax consequences applicable to United States Holders of the preferred trust securities. The treatment of the senior deferrable notes is not clear, as described below. We have treated and will continue to treat the senior deferrable notes as indebtedness for United States federal income tax purposes. We also have taken and will continue to take the position that you are required to include your allocable share of the stated interest on the senior deferrable notes in your income at the time the interest is paid or accrued in accordance with your regular method of tax accounting for United States federal income tax purposes.

        Treasury regulations would require deferrable interest on the senior deferrable notes to be treated as original issue discount from the date of issuance unless the likelihood of deferral is remote. We have determined that the likelihood of interest deferral is remote and the senior deferrable notes will not have any original issue discount in the absence of actual deferral, subject to the contingent payment debt instrument rules described below. See "—Possible Alternative Characterization." The following discussion assumes that the senior deferrable notes are not subject to the contingent payment debt instrument rules.

Amortizable Bond Premium

        If a United States Holder's initial adjusted tax basis in a preferred trust security acquired in the remarketing is greater than the principal amount of the preferred trust security, the United States Holder will be considered to have purchased the preferred trust security with amortizable bond premium. In general, amortizable bond premium with respect to a preferred trust security will be equal in amount to the excess of the United States Holder's initial adjusted tax basis over the principal amount of the preferred trust security, and the United States Holder may elect to amortize this premium, using a constant yield method, over the remaining term of the preferred trust security. A United States Holder may generally use the amortizable bond premium allocable to an accrual period to offset stated interest required to be included in the United States Holder's income with respect to the senior deferrable note in that accrual period.

        If the bond premium allocable to the accrual period exceeds the stated interest allocable to the accrual period, the excess is treated as a bond premium deduction for the accrual period. However, the amount treated as a bond premium deduction is limited to the amount by which the United States Holder's total interest inclusions on the senior deferrable notes in prior accrual periods exceed the total amount treated by the United States Holder as a bond premium deduction on the senior deferrable notes in prior accrual periods. If the bond premium allocable to an accrual period exceeds the sum of the stated interest allocable to the accrual period and the amount treated as a bond premium deduction for the accrual period as described above, the excess is carried forward to the next accrual period and is treated as bond premium allocable to that period.

        A United States Holder who elects to amortize bond premium with respect to a preferred trust security must reduce its adjusted tax basis in the preferred trust security by the amount of the premium amortized in any accrual period. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the United States Holder on or after the first day of the first taxable period to which the election applies and may be revoked only with the consent of the IRS. United States Holders should consult their tax advisers before making this election.

Constant Yield Election

        If a United States Holder makes a constant yield election for a preferred trust security, such election will result in a deemed election to amortize bond premium and may be revoked only with the permission of the IRS with respect to debt instruments acquired after revocation. A United States Holder may make the constant yield election to include in gross income all interest that accrues on the senior deferrable notes (including stated interest, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium) in accordance with a constant yield method based on the compound of interest.

Sale, Exchange or Other Disposition of the Preferred Trust Securities

        Upon the sale, exchange or other disposition of a preferred trust security, a United States Holder will generally have gain or loss equal to the difference between such holder's amount realized (which does not include amounts equal to any accrued but unpaid interest not previously included in gross income, which will be taxable as interest) and such holder's adjusted tax basis in the preferred trust securities. A United States Holder's adjusted tax basis in a preferred trust security will generally equal the amount that such United States Holder paid for the preferred trust security less the amount, if any, of bond premium previously amortized by the United States Holder. Any such gain or loss generally will be treated as long-term capital gain or loss if the United States Holder held the preferred trust security for more than one year immediately prior to such disposition. Long-term capital gains of individual United States Holders are subject to tax at preferential rates. A United States Holder's ability to deduct capital losses is subject to limitations. A United States Holder's holding period in the preferred trust securities will commence on the day after the holder acquired the securities.

Tax Event Redemption

        A tax event redemption will be a taxable event for which a United States Holder will be subject to tax in the manner described above under "—Sale, Exchange or Other Disposition of the Preferred Trust Securities."

Deferral of Interest Payments

        If we exercise our right to defer payments of the stated interest on the senior deferrable notes, the stated interest will become original issue discount. In such case, you will be required to accrue interest income each year using the constant-yield-to-maturity method. You must accrue this amount as original issue discount regardless of your method of tax accounting. In this case, you will not separately report the actual cash payments of interest on the senior deferrable notes as taxable income. Any amount of original issue discount included in your gross income (whether or not during a deferral period) with respect to the senior deferrable notes will increase your adjusted tax basis in the preferred trust securities, and the amount of cash payments received in respect of the accrued original issue discount will reduce your adjusted tax basis in the preferred trust securities.

Distribution of Senior Deferrable Notes

        Under current law, a distribution by the trust of the senior deferrable notes generally will not be taxable. A United States Holder will have an aggregate adjusted tax basis in the senior deferrable notes received in the liquidation equal to the United States Holder's aggregate adjusted tax basis in the preferred trust securities surrendered, and the holding period of the distributed senior deferrable notes will include the period during which the United States Holder held the preferred trust securities. A United States Holder will continue to include interest (and original issue discount, if any) and amortize any bond premium from the senior deferrable notes the United States holder receives from the trust.

Possible Alternative Characterization

        In the event that the senior deferrable notes were classified as contingent payment debt instruments under the Treasury regulations, all payments on the senior deferrable notes including stated interest, would be taken into account under these Treasury regulations and actual cash payments of interest on the senior deferrable notes would not be reported separately as taxable income. The effect of these Treasury regulations would be to require a United States Holder, regardless of such holder's usual method of tax accounting for United States federal income tax purposes, to use the accrual method with respect to the senior deferrable notes. Although the rules of the contingent payment debt regulations are complex and their applications are not entirely clear, based on the advice of our counsel Davis Polk & Wardwell, we believe that, if the contingent payment debt instrument rules were to apply, a United States Holder should be able to report income in a manner such that the net amount of interest income that such holder would recognize in respect of the senior deferrable notes generally should approximate the economic accrual of income on the senior deferrable notes to such holder. No assurance can be given that the IRS will agree with the application of the contingent payment debt instrument rules as described.

        If the senior deferrable notes were treated as a contingent payment debt instrument, it is possible that any gain recognized by a United States Holder on a disposition of a preferred trust security prior to the period ending six months after the remarketing would be treated as interest income and, alternatively, that any loss recognized by such holder during such period would be treated as ordinary to the extent of previously accrued original issue discount with respect to the senior deferrable notes.

        United States Holders are urged to consult their tax advisers as to whether, and how, the contingent payment debt rules may apply to the preferred trust securities.

Tax Consequences to Non-United States Holders

        The following discussion is a summary of certain United States federal tax consequences applicable to Non-United States Holders of the preferred trust securities. As used herein, the term "Non-United

States Holder" means a beneficial owner of a preferred trust security that is, for United States federal income tax purposes:

  •
  an individual who is classified as a nonresident alien for U.S. federal income tax purposes;

  •
  a foreign corporation; or

  •
  a foreign estate or trust.

        "Non-United States Holder" does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for United States federal income tax purposes. Such a holder is urged to consult his or her own tax adviser regarding the United States federal income tax consequences of the sale, exchange or other disposition of the preferred trust securities.

        Special rules may apply to a Non-United States Holder or such holder's shareholders if such holder is a controlled foreign corporation, passive foreign investment company or, in certain circumstances, an individual who is a United States expatriate and therefore is subject to special treatment under the Code. A Non-United States Holder should consult its own tax adviser to determine the United States federal, state, local and other tax consequences that may be relevant to it.

United States Federal Withholding Tax

        The 30% United States federal withholding tax will not apply to any payment on a preferred trust security (which represents a beneficial interest in a senior deferrable note), provided that, in the case of interest (including original issue discount and any gain that is treated as interest for United States income tax purposes), a Non-United States Holder:

  •
  does not actually, or constructively, own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury regulations;

  •
  is not a controlled foreign corporation that is related to us through stock ownership;

  •
  is not a bank whose receipt of interest with respect to the senior deferrable notes is described in section 881(c) (3) (A) of the Code; and

  •
  (1) provides its name and address on an IRS Form W-8BEN (or other applicable form), and certifies, under penalties of perjury, that it is not a United States person, or (2) holds the preferred trust security through certain foreign intermediaries and satisfies the certification requirements of applicable Treasury regulations.

        Special certification rules apply to Non-United States Holders that are pass-through entities.

        If a Non-United States Holder cannot satisfy the requirements described above, interest payments made to it on the preferred trust securities (which represent a beneficial ownership interest in the senior deferrable notes) will be subject to the 30% United States federal withholding tax, unless such holder provides us with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from, or reduction in the rate of, withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the senior deferrable notes is not subject to withholding tax because it is effectively connected with such holder's conduct of a trade or business in the United States (as described below under "—United States Federal Income Tax"). Alternative documentation may be applicable in certain situations.

United States Federal Income Tax

        If a Non-United States Holder is engaged in a trade or business in the United States (and, if an income tax treaty applies, the Non-United States Holder maintains a permanent establishment in the

United States) and interest (including original issue discount) on the preferred trust security is effectively connected with the conduct of that trade or business (and, if an income tax treaty applies, that permanent establishment), such holder will be subject to United States federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax, provided such holder complies with certain certification requirements discussed above in "—United States Federal Withholding Tax") in the same manner as if such holder were a United States Holder. In addition, if a Non-United States Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30%, or lower applicable income tax treaty rate, of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by it of a trade or business in the United States.

        Any gain realized by a Non-United States Holder on the disposition of a preferred trust security will generally not be subject to United States federal income tax unless (1) that gain or income is effectively connected with the conduct of a trade or business by such holder in the United States or (2) such holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met.

United States Federal Estate Tax

        An individual Non-United States Holder's estate will not be subject to United States federal estate tax with respect to senior deferrable notes beneficially owned by such holder at the time of such holder's death, provided that any interest payment to such holder on the senior deferrable notes would be eligible for exemption from the 30% withholding tax under the rules described in the bullet points above under the heading "—Tax Consequences to Non-United States Holders—United States Federal Withholding Tax," without regard to the certification requirements of the fourth bullet point.

Information Reporting and Backup Withholding

        Information reporting requirements will generally apply to all payments we make to a United States Holder and the proceeds from the sale of a preferred trust security paid to such holder, unless such holder is an exempt recipient, such as a corporation. Backup withholding tax will apply to those payments if a United States Holder fails to provide a taxpayer identification number, a certification of exempt status, or if such holder fails to report interest income in full.

        We must report annually to the IRS and to a Non-United States Holder the amount of payments we make to such holder and the tax withheld with respect to such payments, regardless of whether withholding was required. Copies of the information returns reporting such payments and withholding may also be made available to the tax authorities in the country in which a Non-United States Holder resides under the provisions of an applicable income tax treaty. In general, a Non-United States Holder will not be subject to backup withholding with respect to payments we make to such holder provided that we do not have actual knowledge or reason to know that such holder is a United States Holder and we have received from such holder the statement described above under "—United States Federal Withholding Tax." In addition, a Non-United States Holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to the proceeds of the sale of a preferred trust security made within the United States or conducted through a United States-related intermediary, unless the payor receives the statement described above and does not have actual knowledge or reason to know that such holder is a United States Holder, or such holder otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a holder's United States federal income tax liability provided the required information is timely furnished to the IRS.

        The above description is not intended to constitute a complete analysis of all tax consequences relating to purchase, ownership and disposition of the preferred trust securities and is addressed solely to purchasers of the preferred trust securities in the remarketing at the remarketing offering price. Prospective purchasers of preferred trust securities should consult their own tax advisers concerning the tax consequences of their particular situations.

REMARKETING

        Under the terms and conditions contained in the remarketing agreement, dated as of December 18, 2001, among us, the trust, Merrill Lynch, Pierce, Fenner & Smith Incorporated and The Bank of New York, as supplemented by the supplemental remarketing agreement, dated as of February     , 2005, among us, the trust, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., Calyon Securities (USA) Inc. and UBS Securities LLC, as remarketing agents (the "remarketing agents"), and The Bank of New York, as purchase contract agent (as so supplemented, the "remarketing agreement"). The remarketing agreement requires the remarketing agents to use their reasonable efforts to remarket the preferred trust securities, at a price of approximately 100.5% of such preferred trust securities' aggregate stated liquidation amount thereof plus deferred and unpaid distributions, if any.

        In connection with the remarketing, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as reset agent, has reset the distribution rate on the preferred trust securities equal to             % per year, which will be effective upon the closing of the remarketing on February 16, 2005.

        The portion of the proceeds from the remarketing equal to the aggregate stated liquidation amount of the preferred trust securities held as components of Income PRIDES will automatically be applied to satisfy in full the Income PRIDES holders' obligations to purchase common stock under the related purchase contracts. The portion of the proceeds from the remarketing equal to the aggregate stated liquidation amount of the remarketed preferred trust securities not held as components of Income PRIDES will automatically be remitted by the remarketing agents to the custodial agent for the benefit of the holders of these preferred trust securities.

        Pursuant to the remarketing agreement, the remarketing agents will deduct as a remarketing fee an amount not exceeding 25 basis points (0.25%) of the aggregate stated liquidation amount plus deferred and unpaid distributions, if any, of the remarketed preferred trust securities from any proceeds in excess of the aggregate stated liquidation of the remarketed preferred trust securities plus deferred and unpaid distributions, if any. Any excess proceeds remaining will be remitted to the purchase contract agent for the benefit of holders of remarketed preferred trust securities currently held as components of Income PRIDES and to the custodial agent for the benefit of holders of remarketed preferred trust securities not held as components of Income PRIDES, respectively, for distribution to such holders on or about February     , 2005 or promptly thereafter.

        Neither we nor the holders of preferred trust securities participating in this remarketing will otherwise be responsible for any remarketing fee or commission in connection with remarketing.

        The preferred trust securities have no established trading market. The remarketing agents have advised us that they intend to make a market in the preferred trust securities, but they have no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the preferred trust securities.

        In order to facilitate the remarketing of the preferred trust securities, the remarketing agents may engage in transactions that stabilize, maintain or otherwise affect the price of the preferred trust securities. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the preferred trust securities. In general, purchases of a security for the purpose of stabilization could cause the price of the security to be higher than it might be in the absence of these purchases. We and the remarketing agents make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the preferred trust securities. In addition, we and the remarketing agents make no representation that the remarketing agents will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

        Because the NASD views the trust preferred securities as interests in a direct participation program, the remarketing is being made in compliance with Rule 2810 of the NASD's Conduct Rules. The remarketing agents may not confirm sales to any discretionary account without the prior specific written approval of a customer. In recommending the purchase, sale or exchange of a preferred trust security, the remarketing agents had reasonable grounds to believe that the preferred trust securities are a suitable investment for the investor.

        The remarketing agents will be deemed to be an underwriter as defined in the Securities Act of 1933. Any remarketing fee may be treated as underwriting commissions under the Securities Act.

        We have agreed to indemnify the remarketing agents against or to contribute to payments that the remarketing agents may be required to make in respect of, certain liabilities, including liabilities under the Securities Act. The remarketing agents and their affiliates have in the past provided, and may in the future provide, investment banking, underwriting, lending, commercial banking and other advisory services to us and our affiliates for which they have received, or will receive, customary compensation.

LEGAL MATTERS

        Certain legal matters with respect to the remarketing of these securities will be passed on for us by Davis Polk & Wardwell, and for the remarketing agents by Shearman & Sterling LLP. Several matters of Delaware law with respect to the validity of the preferred trust securities offered hereby will be passed upon for us and for the trust by Richards, Layton & Finger, Wilmington, P.A., Delaware.

INDEPENDENT PUBLIC ACCOUNTANTS

        The financial statements and the related financial statement schedule incorporated in this prospectus supplement by reference from the Cinergy Corp.'s annual report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards No. 143, the adoption of Financial Accounting Standards Board Interpretation No. 46, the adoption of Emerging Issuer Task Force Issue 02-3, and the adoption of the fair value recognition provisions of Statement of Financial Accounting Standards No. 123 in 2003, and the adoption of Statement of Financial Accounting Standards No. 142 in 2002), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. You may also read our filings over the Internet at the SEC's home page at http://www.sec.gov. Our common stock is listed on the New York Stock Exchange under the ticker symbol "CIN". You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities:

  (a)
  Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

  (b)
  Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;

  (c)
  Current Report on Form 8-K filed with the SEC on August 19, 2004, the Current Report on Form 8-K filed with the SEC on December 14, 2004 and the Current Report on Form 8-K filed with the SEC on December 15, 2004;

  (d)
  Current Report on Form 8-K furnished to the SEC on February 2, 2005;

  (e)
  Registration Statement on Form 8-B dated September 1, 1994.

        You may request a copy of any of the information incorporated by reference at no cost, by writing or telephoning the office of Wendy L. Aumiller, Treasurer, Cinergy Corp., 139 East Fourth Street, Cincinnati, Ohio 45202, telephone number (513) 287-2368.

PROSPECTUS

Cinergy Corp.
CC Funding Trust I

By this prospectus, we offer up to

$800,000,000

of

Cinergy Corp.
Common Stock, Preferred Stock,
Stock Purchase Contracts, Stock Purchase Units and
Debt Securities

and

CC Funding Trust I
Preferred Trust Securities
Guaranteed as described in this prospectus
by Cinergy Corp.

        We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.

        The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 6, 2001.

        This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we and CC Funding Trust I filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we and the trust may, from time to time, sell the securities described in this prospectus or combinations thereof in one or more offerings with a maximum aggregate offering price of up to $800,000,000. This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under "Where You Can Find More Information."

        In this prospectus, unless the context indicates otherwise, the words "Cinergy," "the company," "we," "our," "ours" and "us" refer to Cinergy Corp. and its consolidated subsidiaries. "Trust" refers to CC Funding Trust I.

        We may use this prospectus to offer from time to time:

  •
  shares of our common stock, par value $0.01 per share;

  •
  contracts to purchase shares of our common stock;

  •
  shares of our preferred stock, without prior value, which may be convertible into our common stock;

  •
  stock purchase units, consisting of (1) a stock purchase contract and (2) our debt securities, the trust's preferred securities or debt obligations of third parties, including United States Treasury securities that are pledged to secure the stock purchase unit holders' obligations to purchase our common stock under the stock purchase contracts;

  •
  our unsecured and unsubordinated debt securities, which in this prospectus we refer to as the senior debt securities, which may be convertible into our common stock; and

  •
  our unsecured subordinated debt securities, which in this prospectus we refer to as the junior subordinated debt securities, which may be convertible into our common stock. In this prospectus, we refer to the senior debt securities together with the junior subordinated debt securities as the debt securities.

        The trust may also use this prospectus to offer from time to time the trust's preferred securities, which we refer to in this prospectus as the preferred trust securities. We will guarantee the trust's obligations under the preferred trust securities as described below under "Description of the Preferred Securities Guarantee."

        We sometimes refer to our common stock, preferred stock, stock purchase contracts, stock purchase units, the debt securities, the preferred trust securities and the preferred securities guarantee collectively as the securities.

        For more detailed information about the securities, you can also read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document that we file at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. You may also read our filings at the regional offices of the Commission located at Citicorp, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 233 Broadway, New York, New York 10279 or over the Internet at the Commission's home page at http:/ /www.sec.gov. Our common stock is listed on the New York Stock Exchange under the ticker symbol "CIN". You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        This prospectus is part of a registration statement on Form S-3 filed with the Commission under the Securities Act of 1933. It does not contain all of the information that is important to you. You should read the registration statement for further information with respect to Cinergy and the securities. Statements contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the Commission highlights selected information, and in each instance reference is made to the copy of the document filed.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        Our Annual Report on Form 10-K for the year ended December 31, 2000, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, and our Form 8-A filed October 16, 2000 filed pursuant to the Securities Exchange Act of 1934, are incorporated into this prospectus by reference.

        We also incorporate by reference any filings made with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and until we sell all of the debt securities. You may request a copy of these filings at no cost, by writing or telephoning the office of Wendy L. Aumiller, Acting Treasurer, Cinergy Corp., 139 East Fourth Street, Cincinnati, Ohio 45202, telephone number (513) 287-1099.

THE COMPANY

        Cinergy Corp., a Delaware corporation created in October 1994, owns all outstanding common stock of The Cincinnati Gas & Electric Company (CG&E) and PSI Energy, Inc. (PSI), both of which are public utility subsidiaries. As a result of this ownership, we are considered a utility holding company. Because we are a holding company whose utility subsidiaries operate in multiple states, we are registered with and are subject to regulation by the SEC under the Public Utility Holding Company Act of 1935, as amended (PUHCA).    Our other principal subsidiaries are:

  •
  Cinergy Investments, Inc. (Investments);

  •
  Cinergy Global Resources, Inc. (Global Resources);

  •
  Cinergy Technologies, Inc. (Technologies);

  •
  Cinergy Services, Inc. (Services); and

  •
  Cinergy Wholesale Energy, Inc. (CWE).

        CG&E, an Ohio corporation, is a combination electric and gas public utility company that provides service in the southwestern portion of Ohio and, through its subsidiaries, in nearby areas of Kentucky and Indiana. It has three wholly-owned utility subsidiaries and two wholly-owned non-utility subsidiaries. CG&E's principal utility subsidiary, The Union Light, Heat and Power Company (ULH&P), is a Kentucky corporation that provides electric and gas service in northern Kentucky. CG&E's other subsidiaries are insignificant to its results of operations.

        PSI, an Indiana corporation, is an electric utility that provides service in north central, central, and southern Indiana. The following table presents further information related to the operations of our domestic utility companies (our operating companies):

	Principal Line(s) of Business		Major Cities Served	Approximate Population Served
CG&E and subsidiaries	•	Generation, transmission, distribution, and sale of electricity	Cincinnati, OH Middletown, OH Covington, KY	2,017,000
	•	Sale and/or transportation of natural gas	Florence, KY Newport, KY Lawrenceburg, IN
PSI	•	Generation, transmission, distribution, and sale of electricity	Bloomington, IN Columbus, IN Kokomo, IN Lafayette, IN New Albany, IN Terre Haute, IN	2,202,000

        Investments holds most of our domestic non-regulated, energy-related businesses and investments. Global Resources holds our international businesses and investments and directs our renewable energy investing activities (for example, wind farms). Technologies primarily holds our portfolio of technology-related investments. Services is a service company that provides our regulated and non-regulated subsidiaries with a variety of centralized administrative, management, and support services. CWE was formed in November 2000 to act as a holding company for Cinergy's energy commodity businesses, including production, as the generation assets eventually become unbundled from the utility subsidiaries.

        We currently have over 8,300 employees. Our principal executive offices are located at 139 East Fourth Street, Cincinnati, Ohio 45202; our telephone number is (513) 287-1099.

THE TRUST

        The trust is a statutory business trust created under the Delaware Business Trust Act pursuant to an amended and restated declaration of trust, among Cinergy Corp., The Bank of New York, as the property trustee, The Bank of New York (Delaware), as Delaware trustee and three employees of Cinergy Corp. as administrative trustees. In this prospectus, we refer to this declaration as the trust agreement. The trust exists only to issue and sell its preferred trust securities and common trust securities, to acquire and hold the debt securities as trust assets and to engage in activities incidental to the foregoing. All of the common trust securities will be owned by Cinergy Corp. The common trust securities will represent at least 3% of the total capital of the trust. Payments will be made on the common trust securities pro rata with the preferred trust securities, except that the common trust securities' right to payment will be subordinated to the rights of the preferred trust securities if there is a default under the trust agreement resulting from an event of default under the indenture.

        The trust's business and affairs will be conducted by its administrative trustees, as set forth in the trust agreement. The office of the Delaware trustee in the State of Delaware is 700 White Clay Center, Route 273, Newark, Delaware 19711. The trust's offices are located at 139 East Fourth Street, Cincinnati, Ohio 45202; our telephone number is (513) 287-1099.

USE OF PROCEEDS

        Unless otherwise set forth in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes including repayment of debt and construction costs. The trust will use all of the proceeds received from the sale of the preferred trust securities and common trust securities to purchase our debt securities.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

        Set forth below is the ratio of earnings to fixed charges and ratio of earnings to fixed charges and preferred stock dividends for the nine months ended September 30, 2001 and for each year in the five year period ended December 31, 2000.

		Year Ended December 31,
	Nine Months Ended September 30, 2001
		2000	1999	1998	1997	1996
Ratio of Earnings to Fixed Charges	3.33	3.66	3.44	2.47	3.33	3.41
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	3.27	3.56	3.33	2.38	3.09	2.95

        For the purpose of computing the ratio of earnings to fixed charges, earnings consist of pretax income from continuing operations plus fixed charges. Fixed charges consist of:

  •
  interest expense;

  •
  amortized premiums, discounts and capitalized expenses related to indebtedness; and

  •
  an estimate of the interest within rental expense.

DIVIDENDS AND PRICE RANGE OF COMMON STOCK

        Cinergy Corp.'s common stock is listed on the New York Stock Exchange. The high and low stock prices for each quarter for the past two years and nine months are indicated below:

	High	Low
2001
First Quarter	$35.15	$29.63
Second Quarter	35.41	32.20
Third Quarter	34.98	29.05
Fourth Quarter (through November 27, 2001)	32.10	30.18
2000
First Quarter	$25.88	$20.00
Second Quarter	28.13	21.19
Third Quarter	33.25	25.56
Fourth Quarter	35.25	28.50
1999
First Quarter	$34.88	$27.38
Second Quarter	34.63	27.44
Third Quarter	33.00	27.31
Fourth Quarter	29.63	23.44

        As of October 22, 2001, the most recent dividend record date, we had 58,970 common stockholders of record. Cinergy Corp. declared dividends on common stock of $.45 per share for each quarter of 1999, 2000 and 2001.

CONSOLIDATED CAPITALIZATION

        The table below shows our capitalization on a consolidated basis as of September 30, 2001.

	Outstanding September 30, 2001
	Amount	% of Capitalization
Total Debt	$5,030,026	63%
Cumulative Preferred Stock of Subsidiaries	62,833	1
Common Stock Equity
Common Stock—$.01 par value; authorized shares—600,000,000; outstanding shares—159,099,158 at September 30, 2001	1,591
Paid-in capital	1,625,343
Retained earnings	1,297,648
Accumulated other comprehensive income (loss)	(14,543)

Total Common Stock Equity	2,910,039	36

Total Capitalization	$8,002,898	100%

SELECTED CONSOLIDATED INCOME INFORMATION

        The following tables show selected financial information of Cinergy. This information is derived from our historical results. See "Where You Can Find More Information." All amounts are in thousands except per share amounts.

		Year Ended December 31,
	Nine Months Ended September 30, 2001
		2000	1999(1)	1998(2)
Operating Revenues	$10,672,235	$8,421,964	$5,937,888	$5,911,291
Depreciation and Amortization	277,876	373,965	353,820	326,492
Operating Income	702,367	861,628	693,223	585,064
Interest	200,379	224,459	234,778	243,587
Income Taxes	178,073	251,557	208,671	117,187
Preferred Dividend Requirement of Subsidiaries	2,575	4,585	5,457	6,517
Net Income	331,685	399,466	403,641	260,968
Average Common Shares Outstanding	159,049	158,938	158,863	158,238
Earnings Per Common Share Net Income	$2.08	$2.51	$2.54	$1.65
Earnings per Common Share—Assuming Dilution Net Income	$2.06	$2.50	$2.53	$1.65

(1)
In the third quarter of 1999, we realized a net contribution to earnings of approximately $0.43 per share (basic and diluted) when we sold our 50% ownership interest in Midlands Electricity plc.

  In the third quarter of 1999, extreme weather conditions resulted in a reduction in net income of $57.0 million ($16 million for CG&E, $41 million for PSI) after tax or $0.36 per share (basic and diluted).

(2)
The period reflects charges against income relating to (a) a one-time charge of $80.0 million (before taxes) for the implementation of a 1989 settlement of a dispute with the Wabash Valley Power Association, Inc. that resulted from the cancellation of the Marble Hill nuclear power station in 1984 and (b) the recording of $135.0 million (before taxes) of unrealized losses related to energy marketing and trading operations.

ACCOUNTING TREATMENT RELATING TO PREFERRED TRUST SECURITIES

        The financial statements of the trust will be consolidated with our financial statements, with the preferred trust securities shown on our consolidated financial statements as our obligated mandatorily redeemable securities of a subsidiary trust holding solely parent company debentures. Our financial statements will include a footnote that discloses, among other things, that the assets of the trust consist of our debt securities and will specify the designation, principal amount, interest rate and maturity date of the debt securities.

DESCRIPTION OF THE DEBT SECURITIES

        We may issue directly to the public, to the trust or as part of a stock purchase unit from time to time one or more series of the senior debt securities or the junior subordinated debt securities under an indenture dated September 12, 2001 between us and Fifth Third Bank, as indenture trustee. We will provide information about these debt securities in a prospectus supplement. We will issue only one series of debt securities to the trust.

        We have summarized certain terms and provisions of the indenture. The summary is not complete. The indenture is filed as an exhibit to the registration statement of which this prospectus forms a part.

You should read the indenture for the provisions which may be important to you. Terms used in this summary have the meanings specified in the indenture. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended.

General

        The indenture allows us to issue debt securities in an unlimited amount from time to time.

        The debt securities will be unsecured obligations of Cinergy Corp. In this section, unless the context requires, the words "Cinergy," the "company," "we," "our," "ours," and "us" refer to Cinergy Corp. and not its consolidated subsidiaries.

        The relevant prospectus supplement will describe the terms of any debt securities being offered, including:

  •
  the title of the debt securities;

  •
  any limit on the aggregate principal amount of the debt securities;

  •
  the date or dates on which the principal of any of the debt securities will be payable;

  •
  the rate or rates at which any of the debt securities will bear interest, if any;

  •
  the date from which interest, if any, on the debt securities will accrue, the dates on which interest, if any, will be payable, the date on which payment of interest, if any, will commence, and the record dates for any interest payments;

  •
  the right, if any, to extend interest payment periods and the duration of any extension;

  •
  any redemption, repayment or sinking fund provisions;

  •
  the place or places where the principal of and any premium and interest on any of the debt securities will be payable;

  •
  the denominations in which such debt securities will be issuable;

  •
  the index, if any, with reference to which the amount of principal of or any premium or interest on the debt securities will be determined;

  •
  any addition to or change in the events of default applicable to any of the debt securities and any change in the right of the trustee or the holders to declare the principal amount of any of the debt securities due and payable;

  •
  any addition to or change in the covenants in the indenture;

  •
  whether such debt securities are convertible into other securities and the terms thereof;

  •
  the applicability of or any change in the subordination provisions of the indenture for a series of debt securities; and

  •
  any other terms of the debt securities not inconsistent with the provisions of the indenture.

Structural Subordination

        Cinergy Corp. is a holding company. As a consequence, the debt securities will be structurally subordinate to all secured and unsecured debt of Cinergy's operating subsidiaries.

Subsequent Distribution of Trust Securities

        If we issue debt securities to the trust in connection with the issuance of preferred trust securities and common trust securities by the trust, those debt securities subsequently may be distributed to the holders of the preferred trust securities and common trust securities either:

  •
  upon the dissolution of the trust, or

  •
  upon the occurrence of events that we will describe in the prospectus supplement.

Subordination of Certain Debt Securities

        The indenture provides that one or more series of debt securities may be subordinate and subject in right of payment to the prior payment in full of all senior debt of the company.

        No payment of principal of (including redemption and sinking fund payments), premium, if any, or interest on, the junior subordinated debt securities may be made if any senior debt is not paid when due, any default has not been cured or waived, or if the maturity of any senior debt has been accelerated because of a default. Upon any distribution of assets of the company to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and premium, if any, and interest due or to become due on, all senior debt must be paid in full before the holders of the junior subordinated debt securities are entitled to receive or retain any payment. The rights of the holders of the junior subordinated debt securities will be subrogated to the rights of the holders of senior debt to receive payments or distributions applicable to senior debt.

        In this prospectus, we use the term senior debt to mean the principal of, premium, if any, interest on and any other payment due pursuant to any of the following, whether outstanding at the date of execution of the indenture or thereafter incurred, created or assumed:

(1)
all indebtedness of the company evidenced by notes, debentures, bonds, or other securities sold by the company for money, excluding junior subordinated debt securities, but including all first mortgage bonds of the company outstanding from time to time;

(2)
all indebtedness of others of the kinds described in the preceding clause (1) assumed by or guaranteed in any manner by the company; and

(3)
all renewals, extensions, or refundings of indebtedness of the kinds described in any of the preceding clauses (1) and (2);

unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is pari passu with the junior subordinated debt securities.

        The indenture does not limit the aggregate amount of senior debt that the company may issue.

Exchange, Register and Transfer

        The debt securities of each series will be issuable only in fully registered form without coupons.

        The debt securities may be presented for exchange, registered and transferred in the manner, at the places and subject to the restrictions set forth in the debt securities and the relevant prospectus supplement. Subject to the limitations noted in the indenture, you will not have to pay for such services, except for any taxes or other governmental charges associated with such services.

Global Securities

        We may issue registered debt securities of a series in the form of one or more fully registered global debt securities, each of which we refer to in this prospectus as a registered global security, that we will deposit with a depositary (or with a nominee of a depositary) identified in the prospectus supplement relating to such series and registered in the name of the depositary (or a nominee). In such a case, we will issue one or more registered global securities. The face of such registered global securities, will set forth the aggregate principal amount of the series of debt securities that such global registered securities represent. The depositary (or its nominee) will not transfer any registered global security unless and until it is exchanged in whole or in part for debt securities in definitive registered form, except that:

  •
  the depositary may transfer the whole registered global security to a nominee;

  •
  the depositary's nominee may transfer the whole registered global security to the depositary;

  •
  the depositary's nominee may transfer the whole registered global security to another of the depositary's nominees; and

  •
  the depositary (or its nominee) may transfer the whole registered global security to its (or its nominee's) successor.

  Depositary Arrangements

        We will describe the specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a registered global security in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

        Generally, ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for such registered global security, which persons are referred to in this prospectus as participants, or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the debt securities represented by such registered global security that are beneficially owned by such participants.

        Any dealers, underwriters or agents participating in the distribution of such debt securities will designate the accounts to credit. For participants, the depositary will maintain the only record of their ownership of a beneficial interest in the registered global security and they will only be able to transfer such interests through the depositary's records. For people who hold through a participant, the relevant participant will maintain such records for beneficial ownership and transfer. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in registered global securities.

        So long as the depositary (or its nominee) is the record owner of a registered global security, such depositary (or its nominee) will be considered the sole owner or holder of the debt securities represented by such registered global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a registered global security will not be entitled to have the debt securities represented by such registered global security registered in their names, and will not receive or be entitled to receive physical delivery of such debt securities in definitive form and will not be considered the owners or holders under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if any owner of a beneficial interest in a registered global security desires to give or take any action allowed under the indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instruction of beneficial owners holding through them.

  Interest and Premium

        Payments of principal, premium, if any, and any interest on debt securities represented by a registered global security registered in the name of a depositary (or its nominee) will be made to the depositary (or its nominee) as the registered owner of such registered global security. We and our agents will have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any registered global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests, and neither will the trustee and its agents.

        We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payment of principal, premium, if any, or any interest in respect of such registered global security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such registered global security as shown on the depositary's records. We also expect that payments by participants to owners of beneficial interests in such registered global security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

  Withdrawal of Depositary

        If the depositary for any debt securities represented by a registered global security notifies us that it is unwilling or unable to continue as depositary or ceases to be eligible under applicable law, and a successor depositary is not appointed within 90 days, debt securities in definitive form will be issued in exchange for the relevant registered global security. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by one or more registered global securities and, in such event, debt securities of such series in definitive form will be issued in exchange for all of the registered global security or registered global securities representing such debt securities. Any debt securities issued in definitive form in exchange for a registered global security will be registered in such name or names that the depositary gives to the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in such registered global security.

Payment and Paying Agents

        Unless the applicable prospectus supplement indicates otherwise, payment of interest on a debt security on any interest payment date will be made to the person in whose name such debt security is registered at the close of business on the regular record date for such interest payment.

        Unless the applicable prospectus supplement indicates otherwise, principal of and any premium and interest on the debt securities will be payable at the office of the paying agent designated by us. However, we may elect to pay interest by check mailed to the address of the person entitled to such payment at the address appearing in the security register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the trustee in the City of Cincinnati will be designated as our sole paying agent for payments with respect to debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

        All moneys paid by us to a paying agent for the payment of the principal of or any premium or interest on any debt security which remain unclaimed at the end of 18 months after such principal, premium or interest has become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment.

Consolidation, Merger, and Sale of Assets

        The indenture does not contain any provision that restricts our ability to merge or consolidate with or into any other corporation, sell or convey all or substantially all of our assets to any person, firm or corporation or otherwise engage in restructuring transactions, provided that the successor corporation assumes due and punctual payment of principal or premium, if any, and interest on the debt securities.

Events of Default

        Each of the following is defined as an event of default under the indenture with respect to debt securities of any series:

  •
  failure to pay principal of or any premium on any debt security of that series when due;

  •
  failure to pay any interest on any debt security of that series when due, continued for 30 days;

  •
  failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

  •
  failure to perform any other of our covenants in the indenture (other than a covenant included in the indenture solely for the benefit of a series other than that series), continued for 90 days after written notice has been given by the trustee, or the holders of at least 35% in principal amount of the outstanding debt securities of that series, as provided in the indenture; and

  •
  certain events of bankruptcy, insolvency or reorganization.

        If an event of default (other than a bankruptcy, insolvency or reorganization event of default) with respect to the debt securities of any series at the time outstanding shall occur and be continuing, either the trustee or the holders of at least 35% in aggregate principal amount of the outstanding debt securities of that series by notice as provided in the indenture may declare the principal amount of the debt securities of that series to be due and payable immediately. If a bankruptcy, insolvency or reorganization event of default with respect to the debt securities of any series at the time outstanding shall occur, the principal amount of all the debt securities of that series will automatically, and without any action by the trustee or any holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived as provided in the indenture. For information as to waiver of defaults, see "Modification and Waiver."

        Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonably satisfactory indemnity. Subject to such provisions for the indemnification of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

        No holder of a debt security of any series will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

  •
  such holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;

  •
  the holders of at least 35% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holder or holders have offered reasonably satisfactory indemnity, to the trustee to institute such proceeding as trustee; and

  •
  the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal of or any premium or interest on such debt security on or after the applicable due date specified in such debt security.

        We will be required to furnish to the trustee annually a statement by certain of our officers as to whether or not we, to our knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture and, if so, specifying all such known defaults.

Modification and Waiver

        Modifications and amendments of the indenture may be made by us and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

  •
  change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

  •
  reduce the principal amount of, or any premium or interest on, any debt security;

  •
  reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof;

  •
  change the place or currency of payment of principal of, or any premium or interest on, any debt security;

  •
  affect the applicability of the subordination provisions to any debt security;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to any debt security; or

  •
  reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture, reduce the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults or modify such provisions with respect to modification and waiver.

        The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may waive our compliance with certain restrictive provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture, except a default in the payment of principal, premium, or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding debt security of such series affected.

        Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver, or other action under the indenture, in the manner and subject to the limitations provided in the indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders of a particular series, such action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. To be effective, such action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other shorter period as we may specify (or the trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time.

Defeasance and Covenant Defeasance

        Under the indenture, we may elect to have the provisions of the indenture relating to defeasance and discharge of indebtedness or the provisions relating to defeasance of certain restrictive covenants applied with respect to the debt securities of any series.

  Defeasance and Discharge.

        If we elect to have the provisions of the indenture relating to defeasance and discharge of indebtedness applied to any debt securities, we will be discharged from all our obligations with respect to such debt securities (except for certain obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the holders of such debt securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the indenture and such debt securities. Such defeasance or discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance, and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur.

  Defeasance of Certain Covenants.

        If we elect to have the provisions of the indenture relating to defeasance of certain covenants applied to any debt securities, we may omit to comply with certain restrictive covenants that may be described in the applicable prospectus supplement, and the occurrence of certain events of default, which are described above (with respect to such restrictive covenants) under "events of default" and any that may be described in the applicable prospectus supplement, will be deemed not to be or result in an event of default, in each case with respect to such debt securities. In order to exercise such option, we will be required to deposit, in trust for the benefit of the holders of such debt securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the indenture and such debt securities. We will also be required, among other things, to deliver to the trustee an opinion of counsel to the effect that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event that we were to exercise this option with respect to any debt securities and such debt securities subsequently were declared due and payable because of the occurrence of any event of default, the amount of money and U.S. Government Obligations deposited in trust would be sufficient to pay amounts due on the debt securities at the time of their respective stated maturities but might not be sufficient to pay the amounts due upon acceleration resulting from the event of default. In such case, we would remain liable for such payments.

Title

        Cinergy and the trustee, and any agent of Cinergy or the trustee may treat the person in whose name a debt security is registered as the absolute owner thereof (whether or not such debt security may be overdue) for the purpose of making payment and for all other purposes.

Governing Law

        The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

        Fifth Third Bank will be the trustee under the indenture. Fifth Third Bank acts as trustee for our other unsecured debt securities and the unsecured debt securities of our subsidiaries, including CG&E, PSI, ULH&P and Global Resources. Fifth Third Bank also acts as the trustee for certain pollution control revenue bonds of PSI and CG&E, and acts as registrar for our common stock and for the preferred stock of PSI and CG&E. Fifth Third Bank makes loans to, acts as depositary for, and, in the normal course of business, also performs other services for PSI, CG&E and ULH&P.

DESCRIPTION OF THE PREFERRED TRUST SECURITIES

        The trust may issue preferred trust securities and common trust securities under the trust agreement, which we refer to in this prospectus as the trust securities. These trust securities will represent undivided beneficial interests in the assets of the trust. Selected provisions of the trust agreement are summarized below. This summary is not complete. The form of trust agreement was filed with the SEC and you should read the trust agreement for provisions that may be important to you. The trust agreement will be qualified as an indenture under the Trust Indenture Act. You should also refer to the Trust Indenture Act for provisions that apply to the preferred trust securities. Wherever particular defined terms of the trust agreement are referred to, such defined terms are incorporated into this prospectus by reference.

General

        The trust agreement authorizes the trust to issue the preferred trust securities and the common trust securities. The preferred trust securities and the common trust securities represent undivided beneficial interests in the assets of the trust. We will own all of the issued and outstanding common trust securities of the trust, with an aggregate stated liquidation amount equal to at least 3% of the total capital of the trust. We may transfer the common trust securities only to an affiliate that is a U.S. person for U.S. federal income tax purposes. When the trust issues its preferred trust securities, you and the other holders of the preferred trust securities will own all of the issued and outstanding preferred trust securities of the trust. The preferred trust securities will be substantially identical to the common trust securities and will rank equally with the common trust securities, except that:

  •
  if a trust enforcement event under the trust agreement occurs and is continuing, the holders of preferred trust securities will have the right to receive payments before the holders of the common trust securities receive payments; and

  •
  the holders of common trust securities have the exclusive right to appoint, remove or replace the trustees and to increase or decrease the number of trustees.

        The trust will exist primarily for the purposes of:

  •
  issuing its preferred trust securities and common trust securities;

  •
  investing the proceeds from the sale of its trust securities in our debt securities; and

  •
  engaging in only such other activities as are necessary or incidental to issuing its trust securities and purchasing and holding our debt securities.

        The rights of the holders of the preferred trust securities, including economic rights, rights to information and voting rights, will be contained in and governed by the trust agreement, the Delaware Business Trust Act and the Trust Indenture Act of 1939, as amended.

        We will fully and unconditionally guarantee payments due on the preferred trust securities through a combination of the following:

  •
  the rights of holders of preferred trust securities to enforce those obligations;

  •
  our agreement to pay the expenses of the trust; and

  •
  our guarantee of payments due on the preferred trust securities to the extent of the trust's assets (which guarantee we refer to in this prospectus as the preferred securities guarantee).

        The property trustee will hold legal title to the debt securities in trust for the benefit of holders of the preferred trust securities and common trust securities.

        A prospectus supplement relating to the preferred trust securities will include specific terms of those securities and of the debt securities. For a description of some specific terms that will affect both the preferred trust securities and the debt securities and your rights under each, see "Description of the Debt Securities" above.

Distributions

        The only income of the trust available for distribution to the holders of preferred trust securities will be payments on the debt securities. If we fail to make interest payments on the debt securities, the trust will not have funds available to pay distributions on preferred trust securities. The payment of distributions, if and to the extent the trust has sufficient funds available for the payment of such distributions, is guaranteed on a limited basis by us as described under "Description of the Preferred Securities Guarantee."

        If stated in the applicable prospectus supplement, so long as no "event of default" under the indenture has occurred and is continuing, we may extend the interest payment period from time to time on the debt securities for one or more periods. As a consequence, distributions on preferred trust securities would be deferred during any such period. Interest would, however, continue to accrue. During any extended interest period, or for so long as an "event of default" under the indenture or any payment default under the preferred securities guarantee has occurred and is continuing, we may not:

  •
  declare or pay any dividend or distribution on our capital stock;

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  redeem, purchase, acquire or make a liquidation payment with respect to any of our capital stock; or

  •
  pay any principal, interest or premium on, or repay, repurchase or redeem any debt securities that are equal or junior in right of payment with the debt securities; or make any guarantee payments with respect to any guarantee by us of the debt of any our subsidiaries if such guarantee ranks equally with a junior interest to the debt securities.

        However, even during such circumstances, we may:

  •
  purchase or acquire our capital stock in connection with the satisfaction by us of our obligations under any employee benefit plans or pursuant to any contract or security outstanding on the first day of any such event requiring us to purchase our capital stock;

  •
  reclassify our capital stock or exchange or convert one class or series of our capital stock for another class or series of our capital stock;

  •
  purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

  •
  declare dividends or distributions in our capital stock;

  •
  redeem or repurchase any rights pursuant to a rights agreement; and

  •
  make payments under the preferred securities guarantee related to the preferred trust securities.

        Before an extension period ends, we may further extend the interest payment period. No extension period as further extended may exceed 20 consecutive quarters. After any extension period and the payment of all amounts then due, we may select a new extended interest payment period. No interest period may be extended beyond the maturity of the debt securities.

Redemption

        Whenever debt securities are repaid, whether at maturity or earlier redemption, the property trustee will apply the proceeds to redeem a like amount of preferred trust securities and common trust securities.

        Preferred trust securities will be redeemed at the redemption price plus accrued and unpaid distributions with the proceeds from the contemporaneous redemption of debt securities. Redemptions of the preferred trust securities will be made on a redemption date only if the trust has funds available for the payment of the redemption price plus accrued and unpaid distributions. Holders of preferred trust securities will be given not less than 30 nor more than 60 days' notice of any redemption. On or before the redemption date, the trust will irrevocably deposit with the paying agent for preferred trust securities sufficient funds and will give the paying agent irrevocable instructions and authority to pay the redemption price plus accrued and unpaid distributions to the holders upon surrender of their preferred trust securities. Distributions payable on or before a redemption date will be payable to the holders on the record date for the distribution payment. If notice is given and funds are deposited as required, then on the redemption date all rights of holders of the preferred trust securities called for redemption will cease, except the right of the holders to receive the redemption price plus accrued and unpaid distributions, and the preferred trust securities will cease to be outstanding. No interest will accrue on amounts payable on the redemption date. In the event that any date fixed for redemption of preferred trust securities is not a business day, then payment will be made on the next business day, except that, if such business day falls in the next calendar year, then payment will be made on the immediately preceding business day. No interest will be payable because of any such delay. If payment of preferred trust securities called for redemption is improperly withheld or refused and not paid either by the trust or by us pursuant to the preferred securities guarantee, distributions on such preferred trust securities will continue to accrue to the date of payment. The actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price plus accrued and unpaid distributions.

        Subject to applicable law, including United States federal securities law, we or our affiliates may at any time and from time to time purchase outstanding preferred trust securities by tender, in the open market or by private agreement.

        If preferred trust securities are partially redeemed on a redemption date, a corresponding percentage of the common trust securities will be redeemed. The particular preferred trust securities to be redeemed will be selected not more than 60 days prior to the redemption date by the property trustee by such method as the property trustee shall deem fair, taking into account the denominations in which they were issued. The property trustee will promptly notify the preferred trust security registrar in writing of the preferred trust securities selected for redemption and, where applicable, the partial amount to be redeemed.

Subordination of Common Trust Securities; Trust Enforcement Event

        Payment of distributions on, and the redemption price, plus accrued and unpaid distributions, of, the preferred trust securities and common trust securities shall be made pro rata based on the liquidation preference amount of such securities. However, if on any distribution payment date or redemption date an event of default under the indenture has occurred and is continuing, which is also a "trust enforcement event" under the trust agreement, no payment on any common trust security shall be made until all payments due on the preferred trust securities have been made. In that case, funds available to the property trustee shall first be applied to the payment in full of all distributions on, or the redemption price plus accrued and unpaid distributions of, preferred trust securities then due and payable.

        If a trust enforcement event has occurred and is continuing, the holder of common trust securities cannot take action with respect to the trust agreement default until the effect of all defaults with respect to preferred trust securities has been cured, waived or otherwise eliminated. Until the trust enforcement event has been cured, waived or otherwise eliminated, the property trustee shall, to the fullest extent permitted by law, act solely on behalf of the holders of preferred trust securities and not the holders of the common trust securities, and only holders of preferred trust securities will have the right to direct the property trustee to act on their behalf.

        The property trustee will transmit by mail, first class postage prepaid, notice of each trust enforcement event to the holders of the trust securities within 90 days of the occurrence of such trust enforcement event, unless the property trustee in good faith determines that the withholding of such notice is in the holders' interests. We and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the trust agreement as well as any reports that may be required to be filed under the Trust Indenture Act. See "Relationship Among the Preferred Trust Securities, the Debt Securities and the Preferred Securities Guarantee—Enforcement Rights of Holders of Preferred Trust Securities" for more information on the enforcement rights of holder of preferred trust securities when a trust enforcement event has occurred.

Liquidation Distribution Upon Dissolution

        Unless otherwise specified in the applicable prospectus supplement, the trust shall dissolve and be liquidated by the property trustee on the first to occur of:

  •
  the expiration of the term of the trust;

  •
  our bankruptcy, dissolution or liquidation;

  •
  the redemption of all of the preferred trust securities;

  •
  the entry of an order for dissolution of the trust by a court of competent jurisdiction;

  •
  the direction of the property trustee after certain tax events pursuant to which all the debt securities have been distributed in exchange for the trust securities; and

  •
  our election at any time pursuant to which all the debt securities are to be distributed in exchange for the trust securities.

        If a dissolution of the trust occurs, the trust will be liquidated by the property trustee as expeditiously as the property trustee determines to be appropriate. If a dissolution of the trust occurs other than by redemption of all the preferred trust securities, the property trustee will provide for the satisfaction of liabilities of creditors, if any, and distribute to each holder of the preferred trust securities and common trust securities a proportionate amount of debt securities. If a distribution of debt securities is determined by the property trustee not to be practical, holders will be entitled to receive, out of the assets of the trust after adequate provision for the satisfaction of liabilities of creditors, if any, an amount equal to the aggregate liquidation preference of the preferred trust securities plus accrued and unpaid distributions thereon to the date of payment. If this liquidation distribution can be paid only in part because the trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable by the trust on the preferred trust securities shall be paid on a pro rata basis. We, as holder of the common trust securities, will be entitled to receive distributions upon any dissolution pro rata with the holders of the preferred trust securities, except that if an event of default (or event that, with the lapse of time or giving of notice, would become such an event of default) has occurred and is continuing under the indenture, the preferred trust securities will have a preference over the common trust securities.

        After the date fixed for any distribution of debt securities:

  •
  the preferred trust securities will no longer be deemed to be outstanding, and

  •
  any certificates representing the preferred trust securities will be deemed to represent debt securities in a principal amount equal to the liquidation amount of the preferred trust securities, bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on the preferred trust securities, until such certificates are presented to the administrative trustees or their agent for transfer or reissuance.

        There can be no assurance as to the market prices for the debt securities that may be distributed in exchange for preferred trust securities upon dissolution or liquidation of the trust. Accordingly, the debt securities that such investor may receive upon dissolution or liquidation of the trust may trade at a discount to the price that such investor paid to purchase the preferred trust securities offered hereby.

        Any notice of the distribution of debt securities in exchange for preferred trust securities will be mailed to each holder of preferred trust securities being so exchanged at least 30 days but not more than 60 days before the applicable exchange date, at such holder's registered address.

Certain Covenants of Cinergy Corp.

        As long as preferred trust securities are outstanding, we will agree that we will:

  •
  remain the sole direct or indirect owner of all the outstanding common trust securities, except as permitted by the trust agreement;

  •
  permit the common trust securities to be transferred only as permitted by the trust agreement; and

  •
  use reasonable efforts to cause the trust to continue to be treated as a grantor trust for United States federal income tax purposes, except in connection with a distribution of debt securities to the holders of preferred trust securities as provided in the trust agreement, in which case the trust would be dissolved.

Removal of Trustees

        Unless a trust enforcement event has occurred and is continuing, the holder of the common trust securities may remove any trustee under the trust agreement at any time. If a trust enforcement event has occurred and is continuing, the holders of a majority of the total liquidation preference amount of the outstanding preferred trust securities may remove the property trustee or the Delaware trustee, or both of them. The holder of the common trust securities may remove any administrative trustee at any time. Any resignation or removal of a trustee under the trust agreement will take effect only on the acceptance of appointment by the successor trustee.

        Holders of preferred trust securities will have no right to appoint or remove the administrative trustees of the trust, who may be appointed, removed or replaced solely by us as the holder of the common trust securities.

Mergers, Consolidations or Amalgamations

        The trust may not consolidate with, convert into, amalgamate or merge with or into, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other body, except as described below. At our request and with the consent of a majority of the administrative trustees, and without the consent of the holders of the preferred trust securities, the Delaware trustee or the property trustee, the trust may consolidate with, convert into, amalgamate or merge with or into, be replaced by or convey, transfer or lease its properties substantially as an entirety to a trust organized under the laws of any state. Such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease will be subject, however, to the following limitations:

  •
  if the trust is not the successor entity, then the successor entity either must:

  •
  expressly assume all of the trust's obligations with respect to the trust securities; or

  •
  substitute for the trust securities other securities having substantially the same terms as the trust securities, so long as these substitute securities rank the same as the trust securities with respect to distributions and payments upon liquidation, redemption and otherwise;

  •
  we must expressly appoint a trustee of a successor entity possessing the same powers and duties as the property trustee as the holder of the debt securities;

  •
  the preferred trust securities or any substitute securities must be listed, or any substitute securities must be listed upon notification of issuance, on any national securities exchange or with any other organization on which the preferred trust securities are then listed or quoted;

  •
  such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease must not cause the preferred trust securities (including any substitute securities) to be downgraded by any nationally recognized statistical rating organization;

  •
  such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease must not adversely affect the rights, preferences and privileges of the holders of the preferred trust securities (including any substitute securities) in any material respect;

  •
  such successor entity must have a purpose substantially identical to that of the trust;

  •
  prior to such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease, we must have received an opinion of independent counsel to the trust experienced in such matters to the effect that:

  •
  such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities (including any substitute securities) in any material respect;

  •
  following such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease, neither the trust nor such successor entity will be required to register as an investment company under the Investment Company Act; and

  •
  following such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease, the trust (or the successor entity) will continue to be classified as a grantor trust for United States federal income tax purposes;

  •
  we or any permitted successor or assignee must own all of the common trust securities and must guarantee the obligations of such successor entity under the substitute securities, at least to the extent provided by the preferred securities guarantee relating to the preferred trust securities; and

  •
  such successor entity must expressly assume all of the obligations of the trust.

        Notwithstanding the foregoing, unless holders of 100% in aggregate liquidation amount of the trust securities give their consent, the trust will not consolidate with, convert into, amalgamate or merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace the trust, if such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease would cause the trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes or would cause each holder of trust securities not to be treated as owning an undivided beneficial ownership interest in the debt securities.

Voting Rights

        Except as provided below and under "Description of the Preferred Securities Guarantee—Amendments and Assignments," and as otherwise required by law or the trust agreement, the holders of preferred trust securities will have no voting rights.

        The holders of not less than a majority in aggregate liquidation amount of the preferred trust securities, voting separately as a class, have the right to:

  •
  direct the time, method and place to conduct any proceeding for any remedy available to the property trustee, or direct the exercise of any trust or power conferred on the property trustee under the trust agreement;

  •
  waive any past default and its consequences under the indenture that is waivable;

  •
  exercise any remedies available to it under the indenture; or

  •
  consent to any amendment or modification of the indenture or the debt securities, where that consent will be required.

        Where a consent or action under the indenture requires the consent or act of the holders of more than a majority of the aggregate principal amount of debt securities affected, the property trustee only may give such consent or take such action at the direction of the holders of at least the same proportion in aggregate liquidation amount of the preferred trust securities. The property trustee shall not revoke any action previously authorized or approved by a vote of the holders of preferred trust securities, except pursuant to the subsequent vote of the holders of preferred trust securities. If the property trustee fails to enforce its rights under the debt securities or the trust agreement, a holder of the preferred trust securities may institute a legal proceeding directly against us, as the case may be, to enforce the property trustee's rights under the debt securities or the trust agreement without first instituting any legal proceeding against the property trustee or anyone else. The property trustee shall notify all holders of preferred trust securities of any notice of default received from the indenture trustee. The property trustee shall have no obligation to take any action not approved by the consent of the holders (except with respect to directing the time, place and method of conducting a proceeding for a remedy) without an opinion of counsel experienced in those matters to the effect that the trust will be classified as a grantor trust for United States federal income tax purposes on account of that action and that each holder of trust securities will be treated as owning an undivided beneficial ownership interest in the debt securities.

        If an event of default under the indenture has occurred and is continuing, then the holders of not less than 25% of the aggregate liquidation amount of the preferred trust securities may direct the property trustee to declare the principal of and interest on the debt securities due and payable.

        A waiver of an event of default under the indenture with respect to the debt securities will constitute a waiver of the corresponding trust enforcement event.

        Holders of preferred trust securities may give any required approval at a meeting convened for such purpose or by written consent without prior notice. The administrative trustees will give notice of any meeting at which holders of preferred trust securities are entitled to vote.

        No vote or consent of the holders of preferred trust securities will be required for the trust to redeem and cancel preferred trust securities or distribute the debt securities in accordance with the trust agreement.

        Notwithstanding that holders of preferred trust securities are entitled to vote or consent under any of the circumstances described above, any preferred trust securities that are owned by us, any trustee or any of their affiliates, shall be treated as if they were not outstanding for purposes of such vote or consent.

Amendments

        Generally, the trust agreement may be amended from time to time by a majority of the administrative trustees and us, without the consent of any holders of preferred trust securities, including:

  •
  to cure any ambiguity, correct or supplement any defective or inconsistent provisions in the trust agreement; or

  •
  to add to any of our covenants, restrictions or obligations; or

  •
  to modify, eliminate or add to any provisions of the trust agreement to the extent necessary to ensure that the trust will be classified for United States federal income tax purposes as a grantor trust at all times that any preferred trust securities and common trust securities are outstanding or to ensure the trust's exemption from the status of an "investment company" under the Investment Company Act of 1940; or

  •
  to facilitate the tendering, remarketing and settlement of the preferred trust securities, as contemplated in the trust agreement.

        If any proposed amendment provides for:

  •
  any action that would adversely affect the powers, preferences or special rights of the trust securities, whether by way of amendment to the trust agreement, other than as described below, or otherwise; or

  •
  the dissolution, winding-up or termination of the trust other than pursuant to the terms of the trust agreement,

then the amendment will not be effective except with the approval of at least 66 2/3% in liquidation amount of outstanding trust securities. If, however, any amendment referred to in the first bullet above would adversely affect only the preferred trust securities or the common trust securities, then only the affected class will be entitled to vote on the amendment and the amendment will not be effective except with the approval of 66 2/3% in liquidation amount of the affected class outstanding.

        Each affected holder of preferred trust securities or common trust securities must have consented to any amendment to the trust agreement that:

  •
  adversely changes the amount or timing of any distribution with respect to preferred trust securities or common trust securities or otherwise adversely affects the amount of any distribution required to be made in respect of preferred trust securities and common trust securities as of a specified date; or

  •
  restricts the right of a holder of preferred trust securities or common trust securities to institute suit for the enforcement of any such payment on or after that date.

        No amendment may be made to the trust agreement unless the property trustee has received:

  •
  an officers' certificate from each of us and the trust that such amendment is permitted by, and conforms to, the terms of the trust agreement; and

  •
  in the case of an amendment that affects the rights, powers, duties, obligations or immunities of the property trustee, an opinion of counsel that such amendment is permitted by, and conforms to, the terms of the trust agreement.

        Moreover, no amendment may be made to the extent the result of such amendment would be to:

  •
  cause the trust to be classified other than as a grantor trust for purposes of United States federal income tax purposes;

  •
  reduce or otherwise adversely affect the rights or powers of the property trustee in contravention of the Trust Indenture Act; or

  •
  cause the trust to be deemed to be an "investment company" required to be registered under the Investment Company Act of 1940.

        The amendment provision of the trust agreement may not be amended without the consent of all of the holders of the trust securities. No amendment that adversely affects the rights, powers and privileges of the property trustee or the Delaware trustee may be made without the consent of the property trustee or the Delaware trustee, respectively. The rights of the holders of the common trust securities under the trust agreement to increase or decrease the number of, and to appoint, or remove trustees may not be amended without the consent of the holders of the common trust securities.

Global Preferred Trust Securities

        Unless otherwise specified in the applicable prospectus supplement, the preferred trust securities will initially be issued in fully registered global form that will be deposited with, or on behalf of, a depositary. Global preferred trust securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until a global preferred trust security is exchanged in whole or in part for the individual preferred trust securities represented thereby, the depositary holding the global preferred trust security may transfer the global preferred trust security only to its nominee or successor depositary or vice versa and only as a whole. Unless otherwise indicated in the applicable prospectus supplement, the depositary for the global preferred trust securities will be The Depository Trust Company, or DTC. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in global preferred trust securities.

        The specific terms of the depositary arrangement for the preferred trust securities will be described in the applicable prospectus supplement. We expect that the applicable depositary, or its nominee, upon receipt of any payment of liquidation amount, premium or distributions in respect of a global preferred trust security representing any of the preferred trust securities, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the aggregate liquidation amount of such global preferred trust securities as shown on the records of the depositary or its nominee. We also expect that payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is now the case with securities held for accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of the participants.

        Unless otherwise specified in the applicable prospectus supplement, if at any time the depositary is unwilling, unable or ineligible to continue as a depositary for the preferred trust securities, the trust will appoint a successor depositary with respect to the preferred trust securities. If a successor depositary is not appointed by the trust within 90 days after the trust receives such notice or becomes aware of such ineligibility, the trust's election that the preferred trust securities be represented by one or more global preferred trust securities will no longer be effective, and an administrative trustee on behalf of the trust will execute, and the property trustee will authenticate and deliver, preferred trust securities in definitive registered form, in any authorized denominations, in an aggregate stated liquidation amount equal to the liquidation amount of the global preferred trust securities in exchange for such global preferred trust securities. In addition, the trust may at any time and in its sole discretion determine not to have any preferred trust securities represented by one or more global preferred trust securities, and, in such event, an administrative trustee on behalf of the trust will execute and the property trustee will authenticate and deliver preferred trust securities in definitive registered form, in an aggregate stated liquidation amount equal to the liquidation amount of the global preferred trust securities, in exchange for such global preferred trust securities.

Books and Records

        The books and records of the trust will be maintained at the principal office of the trust and will be open for inspection by each holder of preferred trust securities or any authorized representative for any purpose reasonably related to the holder's interest in the trust during normal business hours.

Payment of Preferred Trust Securities and Paying Agent

        Unless we indicate differently in a prospectus supplement, payments in respect of the preferred trust securities will be made to the depositary, which will credit the relevant participants' accounts on the applicable distribution dates or, if the preferred trust securities are not held by the depositary, such payments will be made on the applicable distribution dates by check mailed to the address of the holder entitled thereto as such address appears on the preferred trust security register. The paying agent shall initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and us, which may be us. The paying agent may resign upon 30 days' written notice to the administrative trustees, the property trustee and us. In the event that the property trustee shall no longer be the paying agent, the administrative trustees shall appoint a successor, which shall be a bank, trust company or affiliate of ours acceptable to the property trustee and us to act as paying agent.

Registrar and Transfer Agent

        The property trustee will act as registrar and transfer agent for the preferred trust securities. Registration of transfers of preferred trust securities will be made without charge by or on behalf of the trust, but the trust may require payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange of preferred trust securities.

Duties of the Trustees

        The number of trustees of the trust will initially be five. Three of the trustees will be administrative trustees, who are our officers or employees. The fourth trustee will be The Bank of New York (Delaware), as Delaware trustee, which will act as the resident trustee in the State of Delaware and will have no other significant duties. The fifth trustee will be The Bank of New York, as property trustee, which will hold the debt securities on behalf of the trust and will maintain a payment account with respect to the preferred trust securities and common trust securities, and will also act as trustee under the trust agreement for the purposes of the Trust Indenture Act.

        The administrative trustees of the trust are authorized and directed to conduct the affairs of the trust and to operate the trust so that (1) the trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act, (2) the trust will not be taxed as a corporation, (3) the trust will not be classified as other than a grantor trust for United States federal income tax purposes and (4) the debt securities will be treated as our indebtedness for United States federal income tax purposes. In this regard, we and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust or the trust agreement that we and the administrative trustees determine in their discretion to be necessary or desirable for those purposes, as long as the action does not materially adversely affect the interests of the holders of the preferred trust securities.

        The property trustee will own and hold for your benefit our debt securities purchased by the trust. The property trustee will also:

  •
  generally exercise the rights, powers and privileges of a holder of the debt securities, including the right to enforce our obligations under the debt securities upon the occurrence of an event of default under the indenture;

  •
  maintain exclusive control of a segregated non-interest bearing bank account to hold all payments on the debt securities; and

  •
  promptly make distributions to the holders of the trust securities out of funds from the property account.

        The property trustee will not be liable for any action taken, suffered or omitted to be taken by it without negligence, in good faith and reasonably believed by it to be authorized or within the discretion, rights or powers conferred upon it by the trust agreement. The property trustee will be under no obligation to exercise any rights or powers vested in it by the trust agreement at the request of a holder of trust securities, unless the holder provides the property trustee security and indemnity, reasonably satisfactory to the property trustee, against the costs and expenses and liabilities that might be incurred.

        Any entity into which the property trustee, the Delaware trustee or any administrative trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which such trustee may be a party, or any entity succeeding to all or substantially all the corporate trust business of such trustee, will be the successor of such trustee under the trust agreement, provided that such entity is otherwise qualified and eligible.

        Because we will own all of the common trust securities of the trust, we will have the exclusive right to appoint, remove or replace trustees and to increase or decrease the number of trustees.

        The duties and obligations of the trustees of the trust will be governed by the trust agreement, the Delaware Business Trust Act and the Trust Indenture Act.

Miscellaneous

        Holders of the preferred trust securities have no preemptive or similar rights.

Governing Law

        The trust agreement, the preferred trust securities and the common trust securities provide that they are to be governed by and construed in accordance with the laws of the State of Delaware.

DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEE

        Selected provisions of the preferred securities guarantee that we will execute and deliver for the benefit of the holders of the preferred trust securities are summarized below. The summary is not complete. The form of preferred securities guarantee was filed with the SEC and you should read the preferred securities guarantee for provisions that may be important to you. The preferred securities guarantee will be qualified as an indenture under the Trust Indenture Act. You should refer to the Trust Indenture Act for provisions that apply to the preferred securities guarantee. Whenever particular defined terms of the preferred securities guarantee are referred to, those defined terms are incorporated into this prospectus by reference.

        The Bank of New York will act as guarantee trustee under the preferred securities guarantee. The guarantee trustee will hold the preferred securities guarantee for the benefit of the holders of the preferred trust securities.

General

        We will irrevocably, fully and unconditionally agree to make the guarantee payments listed below in full to the holders of the preferred trust securities if they are not made by the trust, as and when due, regardless of any defense, right of set-off or counterclaim that the trust may have or assert. The following payments will be subject to the preferred securities guarantee (without duplication):

  •
  any accumulated and unpaid distributions required to be paid on preferred trust securities, to the extent the trust has funds available therefor;

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  the redemption price, plus all accumulated and unpaid distributions, for any preferred trust securities called for redemption by the trust, to the extent the trust has funds available therefor; and

  •
  upon a voluntary or involuntary dissolution, winding-up or termination of the trust (except in connection with the distribution of debt securities to the holders in exchange for preferred trust securities as provided in the trust agreement or upon a redemption of all of the preferred trust securities upon maturity or redemption of the debt securities as provided in the trust agreement), the lesser of:

    •
    the aggregate of the liquidation preference and all accumulated and unpaid distributions on preferred trust securities to the date of payment, to the extent the trust has funds available therefor; and

    •
    the amount of assets of the trust remaining available for distribution to holders of preferred trust securities in liquidation of the trust after satisfaction of liabilities to creditors of the trust as required by applicable law.

        Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of preferred trust securities or by causing the trust to pay such amounts to those holders.

        The preferred securities guarantee will be a guarantee with respect to the preferred trust securities, but will not apply to any payment of distributions if and to the extent that the trust does not have funds available to make those payments.

        If we fail to make interest payments on the debt securities held by the trust, the trust will not have funds available to pay distributions on the preferred trust securities. The preferred securities guarantee does not limit us from incurring or issuing additional debt, whether secured or unsecured, senior to or equal in right of payment to the preferred securities guarantee in the future.

        We will agree to provide funds to the trust as needed to pay costs, expenses or liabilities of the trust to parties other than holders of preferred trust securities or common trust securities. The debt securities and the preferred securities guarantee, together with our obligations with respect to the preferred trust securities under the indenture, the trust agreement, the preferred securities guarantee, including the agreement by us to pay expenses and obligations of the trust to parties (other than holders of preferred trust securities or common trust securities), constitute a full and unconditional guarantee of the preferred trust securities by us. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes that guarantee. It is only the combined operation of these documents that has the effect of providing a full and unconditional guarantee by us of the preferred trust securities.

Amendments and Assignment

        No consent of holders of preferred trust securities is required for changes to the preferred securities guarantee that do not materially adversely affect their rights. Other terms of the preferred securities guarantee may be changed only with the prior approval of the holders of the preferred trust securities having at least a majority of the liquidation preference amount of the outstanding preferred trust securities. All guarantees and agreements contained in the preferred securities guarantee will bind the successors, assigns, receivers, trustees and representatives of ours and will inure to the benefit of the holders of the preferred trust securities then outstanding. We may assign our obligations under the preferred securities guarantee only in connection with a consolidation, merger or asset sale involving us permitted under the indenture.

Events of Default

        An event of default under the preferred securities guarantee will occur if we fail to perform any of our payment or other obligations under the preferred securities guarantee and have not cured such failure within 90 days of receipt of notice thereof. The holders of the preferred trust securities having a majority of the liquidation amount of the preferred trust securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee under the preferred securities guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the preferred securities guarantee.

        If the guarantee trustee fails to enforce the preferred trust securities guarantee or we fail to make a guarantee payment, you may institute a legal proceeding directly against us to enforce the guarantee trustee's rights under the preferred securities guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or anyone else.

        We will be required to file an annual statement with the guarantee trustee as to our compliance with the preferred securities guarantee.

        During any extended interest period, or for so long as an "event of default" under the indenture or any payment default under the preferred securities guarantee has occurred and is continuing, we may not:

  •
  declare or pay any dividend or distribution on our capital stock;

  •
  redeem, purchase, acquire or make a liquidation payment with respect to any of our capital stock; or

  •
  pay any principal, interest or premium on, or repay, repurchase or redeem any debt securities that are equal or junior in right of payment with the debt securities; or make any guarantee payments with respect to any guarantee by us of the debt of any of our subsidiaries if such guarantee ranks equally with a junior interest to the debt securities.

However, even during such circumstances, we may:

  •
  purchase or acquire our capital stock in connection with the satisfaction by us of our obligations under any employee benefit plans or pursuant to any contract or security outstanding on the first day of any such event requiring us to purchase our capital stock;

  •
  reclassify our capital stock or exchange or convert one class or series of our capital stock for another class or series of our capital stock;

  •
  purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

  •
  declare dividends or distributions in our capital stock;

  •
  redeem or repurchase any rights pursuant to a rights agreement; and

  •
  make payments under the preferred securities guarantee related to the preferred trust securities.

Duties of the Guarantee Trustee

        The guarantee trustee will undertake to perform only those duties specifically set forth in the preferred securities guarantee until a default occurs. After a default under the preferred securities guarantee, the guarantee trustee must exercise the same degree of care and skill in its duties as a prudent individual would exercise or use under the circumstances in the conduct of his or her own affairs. The preferred securities guarantee trustee is under no obligation to exercise any of the powers vested in it by the preferred securities guarantee at the request of any holder of the preferred trust securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur.

Termination of the Preferred Securities Guarantee

        The preferred securities guarantee will terminate and be of no further force and effect upon:

  •
  full payment of the redemption price, plus accrued and unpaid distributions, for all the preferred trust securities;

  •
  the distribution of debt securities to holders of the preferred trust securities in exchange for all of the trust securities; or

  •
  full payment of the amounts payable upon liquidation of the trust.

        The preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of preferred trust securities must restore payment of any sums paid under the preferred trust securities or the preferred securities guarantee.

Status of the Preferred Securities Guarantee

        The applicable prospectus supplement will set out the status of the preferred securities guarantee.

        The trust agreement provides that by accepting preferred trust securities, a holder agrees to the status and other terms of the preferred securities guarantee.

        The preferred securities guarantee will be a guarantee of payment and not of collection, that is, the guarantee trustee may institute a legal proceeding directly against us to enforce its rights under the preferred securities guarantee without first instituting a legal proceeding against anyone else.

        Because we are a holding company that conducts all of its operations through subsidiaries, obligations under the preferred securities guarantee, as obligations of a holding company, will generally have a position junior to claims of creditors and preferred stockholders of our subsidiaries. See "The Company" above.

Governing Law

        The preferred securities guarantee provides that it is to be governed by and construed in accordance with the laws of the State of New York.

RELATIONSHIP AMONG THE PREFERRED TRUST SECURITIES,
THE DEBT SECURITIES AND THE PREFERRED SECURITIES GUARANTEE

        To the extent set forth in the preferred securities guarantee and to the extent funds are available, we will irrevocably guarantee the payment of distributions and other amounts due on the trust securities. If and to the extent we do not make payments on the debt securities, the trust will not have sufficient funds to pay distributions or other amounts due on the trust securities. The preferred securities guarantee does not cover any payment of distributions or other amounts due on the trust securities unless the trust has sufficient funds for the payment of such distributions or other amounts. In such event, a holder of trust securities may institute a legal proceeding directly against us to enforce payment of such distributions or other amounts to such holder after the respective due dates. Taken together, our obligations under the trust agreement, the debt securities, the indenture and the preferred securities guarantee provide a full and unconditional guarantee of payments of distributions and other amounts due on the trust securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that provides a full and unconditional guarantee of the trust's obligations under the trust securities.

Sufficiency of Payments

        As long as payments of interest and other amounts are made when due on the debt securities, such payments will be sufficient to cover distributions and payments due on the trust securities because of the following factors:

  •
  the aggregate principal amount of the debt securities will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

  •
  the interest rate and the interest and other payment dates on the debt securities will match the distribution rate and distribution and other payment dates for the trust securities;

  •
  we, as issuer of the debt securities, will pay, and the trust will not be obligated to pay, directly or indirectly, any costs, expenses, debts and obligations of the trust (other than with respect to the trust securities); and

  •
  the trust agreement further provides that the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

        Notwithstanding anything to the contrary in the indenture, we have the right to set off any payment we are otherwise required to make thereunder against and to the extent we have already made, or are concurrently on the date of such payment making, a related payment under the preferred securities guarantee.

Enforcement Rights of Holders of Preferred Trust Securities

        The trust agreement provides that if we fail to make interest or other payments on the debt securities when due (taking account of any extension period), the holders of the preferred trust securities may direct the property trustee to enforce its rights under the indenture. If the property trustee fails to enforce its rights under the indenture in respect of an event of default under that indenture, any holder of record of preferred trust securities may, to the fullest extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee's rights under the indenture without first instituting any legal proceeding against the property trustee or any other person or entity. Notwithstanding the foregoing, if a trust enforcement event has occurred and is continuing and such event is attributable to our failure to pay interest, premium or principal on the debt securities on the date such interest, premium or principal is otherwise payable, then a holder of preferred trust securities may institute a direct action against us for payment of such holder's pro rata share. If a holder brings such a direct action, we will be entitled to that holder's rights under the trust agreement to the extent of any payment made by us to that holder.

        If we fail to make payments under the preferred securities guarantee, a holder of preferred trust securities may institute a proceeding directly against us for enforcement of the guarantee for such payments.

Limited Purpose of Trust

        The trust preferred securities evidence undivided beneficial ownership interest in the trust, and the trust exists for the sole purpose of issuing and selling the trust securities and using the proceeds to purchase our debt securities. A principal difference between the rights of a holder of preferred trust securities and a holder of debt securities is that a holder of debt securities is entitled to receive from us the principal amount of and interest accrued on the debt securities held, while a holder of preferred trust securities is entitled to receive distributions and other payments from the trust (or from us under the preferred securities guarantee) only if and to the extent the trust has funds available for the payment of such distributions and other payments.

Rights upon Dissolution

        Upon any voluntary or involuntary dissolution, winding-up or liquidation of the trust involving the redemption or repayment of the debt securities, the holders of the trust securities will be entitled to receive, out of assets held by the trust, subject to the rights of creditors of the trust, if any, the liquidation distribution in cash. Because we are the guarantor under the preferred securities guarantee and, as issuer of the debt securities, we have agreed to pay for all costs, expenses and liabilities of the trust (other than the trust's obligations to the holders of the trust securities), the positions of a holder of trust securities and a holder of debt securities relative to other creditors and to our shareholders in the event of our liquidation or bankruptcy would be substantially the same.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

        We may issue stock purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of our common stock at a future date or dates. The price per share of our common stock and number of shares of our common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of a stock purchase unit that consists of (a) a stock purchase contract and (b) debt securities, preferred trust securities or debt obligations of third parties (including United States Treasury securities), that would secure the holders' obligations to purchase our common stock under the stock purchase contract. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice-versa. These payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner.

        The applicable prospectus supplement will describe the terms of any stock purchase contract or stock purchase units and will contain a discussion of the material United States federal income tax considerations applicable to the stock purchase contracts and stock purchase units. The description in the applicable prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units.

DESCRIPTION OF CAPITAL STOCK

        The description below is a summary of certain provisions of our capital stock.

Authorized Capital

        Our authorized capital stock consists of 600,000,000 shares of common stock, par value $0.01 per share and 10,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

        General.    As of October 31, 2001, 159,112,108 shares of our common stock were issued and outstanding. The outstanding shares of our common stock is, and our common stock offered hereby when issued and paid for will be, fully paid and non-assessable. This description of our common stock is not complete and is qualified by referring to the description contained or incorporated in our Form 8-B filed with the SEC on September 1, 1994.

        Voting Rights.    Holders of our common stock are entitled to one vote for each share held by them on all matters presented to shareholders. In the election of directors, shareholders do not have cumulative voting rights.

        Liquidation Rights.    After satisfaction of the preferential liquidation rights of any Preferred Stock, the holders of our common stock are entitled to share, ratably, in the distribution of all remaining net assets.

        No Preemptive Conversion, or Redemption Rights.    The holders of our common stock do not have preemptive rights as to additional issues of our common stock or conversion rights. The shares of our common stock are not subject to redemption or to any further calls or assessments and are not entitled to benefit of any sinking fund provisions.

        Shareholder Rights Plan.    Each share of our common stock carries with it a common stock purchase right until such time as the common stock purchase rights expire October 16, 2010 or are redeemed or exchanged, or become exercisable. The terms of the common stock purchase rights are set forth in the Rights Agreement dated October 16, 2000, between us and The Fifth Third Bank as rights agent. Each common stock purchase right, when it becomes exercisable, entitles the holder to purchase from us one share of common stock at a price of $100.00. Our Board of Directors may adjust the $100.00 purchase price and the number of shares of our common stock that may be purchased, as described in the Rights Agreement. The foregoing description of the Common Stock Purchase Rights is not complete, and this description is qualified by referring to the Rights Agreement and our Form 8-A filed with the SEC on October 16, 2000.

Transfer Agents and Registrars

        The transfer agents and registrars for our common stock are Cinergy Corp. and Fifth Third Bank, respectively.

Preferred Stock

        Our board of directors is authorized, without further shareowner action, to divide the preferred stock into one or more classes or series and to determine the designations, preferences, limitations and special rights of any class or series including, but not limited to, the following:

  •
  the rate of dividend, if any;

  •
  the rights, if any, of the holders of shares of the series upon our voluntary or involuntary liquidation, dissolution or winding up;

  •
  the terms and conditions upon which shares may be converted into shares of other series or other capital stock, if issued with the privilege of conversion;

  •
  the price at and the terms and conditions upon which shares may be redeemed; and

  •
  the voting rights, if any.

        No shares of preferred stock have been issued.

PLAN OF DISTRIBUTION

        We and the trust may sell the securities directly to purchasers or indirectly through underwriters, dealers or agents. The names of any such underwriters, dealers or agents will be set forth in the relevant prospectus supplement. We will also set forth in the relevant prospectus supplement:

  •
  the terms of the offering of the securities;

  •
  the proceeds we will receive from such a sale;

  •
  any underwriting discounts and other items constituting underwriters' compensation;

  •
  any initial public offering price;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchanges on which we may list the securities.

        We and the trust may distribute the securities from time to time in one or more transactions at:

  •
  a fixed price;

  •
  prices that may be changed;

  •
  market prices at the time of sale;

  •
  prices related to prevailing market prices; and

  •
  negotiated prices.

        We will describe the method of distribution in the relevant prospectus supplement.

        If we use underwriters with respect to a series of the securities, we will set forth in the relevant prospectus supplement:

  •
  the name of the managing underwriter, if any;

  •
  the name of any other underwriters; and

  •
  the terms of the transaction, including any underwriting discounts and other items constituting compensation of the underwriters and dealers, if any.

        The underwriters will acquire any securities for their own accounts and they may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price and at varying prices determined at the time of sale.

        Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. We anticipate that any underwriting agreement pertaining to any securities will:

  •
  entitle the underwriters to indemnification by us against certain civil liabilities under the Securities Act, or to contribution with respect to payments that the underwriters may be required to make related to any such civil liability;

  •
  subject the obligations of the underwriters to certain conditions precedent; and

  •
  obligate the underwriters to purchase all securities offered in a particular offering if any such securities are purchased.

        In connection with an offering of the securities, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, underwriters may:

  •
  overallot in connection with the offering, creating a syndicate short position;

  •
  bid for, and purchase, the securities in the open market to cover syndicate short positions;

  •
  bid for, and purchase, the securities in the open market to stabilize the price of the securities; and

  •
  reclaim selling concessions allowed for distributing the securities in the offering if the syndicate repurchases previously distributed the securities in syndicate covering transactions, in stabilization transactions or otherwise.

        Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Underwriters are not required to engage in these activities, and may end any of these activities at any time.

        If we use a dealer in an offering of the securities, we will sell such securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by such dealer at the time of resale. We will set forth the name of the dealer and the terms of the transaction in the prospectus supplement.

        If we use an agent in an offering of the securities, we will name the agent and describe the terms of the agency in the relevant prospectus supplement. Unless we indicate otherwise in the prospectus supplement, we will require an agent to act on a best efforts basis for the period of its appointment.

        Dealers and agents named in a prospectus supplement may be considered underwriters of the securities described in the prospectus supplement under the Securities Act. We may indemnify them against certain civil liabilities under the Securities Act. In the ordinary course of business, we may engage in transactions with underwriters, dealers and agents and they may perform services for us.

        We and the trust may solicit offers to purchase the securities and make sales directly to institutional investors or others who may be considered underwriters under the Securities Act with respect to such sales. We will describe the terms of any such offer in the relevant prospectus supplement.

        If we authorize underwriters or other agents to solicit offers to purchase the securities from institutional investors pursuant to contracts providing for payment and delivery at a future date, we will indicate that we are doing so in the relevant prospectus supplement. We must approve all purchasers under such contracts; the institutional investors may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. We will not subject the obligations of such purchasers to any conditions except that:

  •
  we will not allow such purchases if they violate the laws of any jurisdiction to which a proposed purchaser is subject; and

  •
  if we are also selling the securities to underwriters, we will not sell to the underwriters subject to delayed delivery.

        Underwriters and other agents will not be responsible for the validity or performance of such contracts providing for payment and delivery at a future date.

        Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

        We will set forth in the relevant prospectus supplement the anticipated delivery date of the securities and the prospectus delivery obligations of dealers.

LEGAL MATTERS

        Unless otherwise indicated in the applicable prospectus supplement, certain legal matters with respect to the securities to be issued by us will be passed upon for us by Davis Polk & Wardwell.

        Certain matters of Delaware law relating to the validity of the preferred trust securities, the enforceability of the trust agreement and the creation of the trust will be passed upon by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the trust. Additional legal matters may be passed on for any underwriters by counsel which we will name in the applicable prospectus supplement.

INDEPENDENT PUBLIC ACCOUNTANTS

        Cinergy Corp.'s financial statements and schedules incorporated by reference in this prospectus, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference in reliance upon the authority of such firm as experts in accounting and auditing in giving said report.

QuickLinks

Table of Contents Prospectus Supplement
ABOUT THIS PROSPECTUS SUPPLEMENT
PROSPECTUS SUPPLEMENT SUMMARY
Cinergy Corp.
CC Funding Trust I
The Remarketing
RISK FACTORS
DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
USE OF PROCEEDS
DESCRIPTION OF THE PREFERRED TRUST SECURITIES
DESCRIPTION OF THE SENIOR DEFERRABLE NOTES
DESCRIPTION OF THE GUARANTEE
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
REMARKETING
LEGAL MATTERS
INDEPENDENT PUBLIC ACCOUNTANTS
WHERE YOU CAN FIND MORE INFORMATION
PROSPECTUS
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
THE COMPANY
THE TRUST
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
DIVIDENDS AND PRICE RANGE OF COMMON STOCK
CONSOLIDATED CAPITALIZATION
SELECTED CONSOLIDATED INCOME INFORMATION
ACCOUNTING TREATMENT RELATING TO PREFERRED TRUST SECURITIES
DESCRIPTION OF THE DEBT SECURITIES
DESCRIPTION OF THE PREFERRED TRUST SECURITIES
DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEE
RELATIONSHIP AMONG THE PREFERRED TRUST SECURITIES, THE DEBT SECURITIES AND THE PREFERRED SECURITIES GUARANTEE
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS
DESCRIPTION OF CAPITAL STOCK
PLAN OF DISTRIBUTION
LEGAL MATTERS
INDEPENDENT PUBLIC ACCOUNTANTS